UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ________)

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☐	Soliciting Material Pursuant to § 240.14a-12

Vulcan Materials Company
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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1200 Urban Center Drive
Birmingham, Alabama 35242

April 2, 2010

Dear Fellow Shareholder:

You are cordially invited to attend the 2010 Annual Meeting of the Shareholders of Vulcan Materials Company, which will be held at the company’s headquarters, 1200 Urban Center Drive, Birmingham, Alabama 35242, on May 14, 2010, at 9:00 a.m., Central Daylight Time.

We hope that you will attend the meeting.  However, whether or not you plan to attend the meeting, we encourage you to vote by proxy.  We are once again taking advantage of the Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our shareholders a notice instead of a paper copy of this proxy statement and our 2009 Annual Report to Shareholders. The notice contains instructions on how each of our shareholders may receive a paper copy of our proxy materials, including this proxy statement, our 2009 Annual Report to Shareholders and proxy card. All shareholders who do not receive a notice will receive a paper copy of the proxy materials by mail. We believe that this process provides shareholders with the information they need, while conserving our natural resources and reducing the costs of printing and distributing our proxy materials.

For your convenience, you can vote your proxy in one of the following ways:

-	Use the Internet at the web address shown on your proxy card;

-	Use the telephone number shown on your proxy card; or

-	Complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided.

Instructions regarding each method of voting are contained in the proxy statement and on the enclosed proxy card.  If you attend the Annual Meeting and desire to vote your shares personally rather than by proxy, you may withdraw your proxy at any time before it is exercised.  Your vote is important.  Whether you own one share or many, your prompt vote is greatly appreciated.

Thank you for your ongoing support and continued interest in our company.

Sincerely yours,
DONALD M. JAMES
Chairman and
Chief Executive Officer

1200 Urban Center Drive
Birmingham, Alabama 35242

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 14, 2010

To our Shareholders:

NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Shareholders of Vulcan Materials Company will be held at the company’s headquarters, 1200 Urban Center Drive, Birmingham, Alabama 35242, on Friday, May 14, 2010, at 9:00 a.m., Central Daylight Time, for the following purposes:

1.	To elect four nominees as directors;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2010;

3.	To vote on a shareholder proposal; and

4.	To conduct such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only shareholders as of the close of business on March 17, 2010 are entitled to receive notice of, to attend and to vote at the meeting.

By Order of the Board of Directors,
JERRY F. PERKINS, JR.
Secretary

Birmingham, Alabama
April 2, 2010

NOTE — WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, TO ASSURE THE
PRESENCE OF A QUORUM, PLEASE VOTE YOUR PROXY BY INTERNET OR TELEPHONE AS
INSTRUCTED IN THESE MATERIALS OR BY COMPLETING, DATING, SIGNING AND MAILING THE
ENCLOSED PROXY CARD AS SOON AS POSSIBLE.

TABLE OF CONTENTS

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING		1

PROPOSAL 1.	ELECTION OF DIRECTORS	6

PROPOSAL 2.	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	11

PROPOSAL 3.	SHAREHOLDER PROPOSAL	11

CORPORATE	GOVERNANCE OF OUR COMPANY AND PRACTICES OF OUR BOARD OF DIRECTORS	13
Director Independence		13
Director Nomination Process		14
Board Leadership Structure		15
Non-Management Executive Sessions and Presiding Director		15
Meetings and Attendance		16
Annual Meeting Policy		16
Committees of the Board of Directors		16
Risk Management		18
Compensation Committee Interlocks and Insider Participation		19
Transactions with Related Persons		19
Shareholder Communication with Our Board of Directors		19
Policy on Reporting of Concerns Regarding Accounting Matters		20

REPORT OF THE AUDIT COMMITTEE		21

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM		22
Fees Paid to Independent Registered Public Accounting Firm		22
Pre-Approval of Services Performed by Independent Registered Public Accounting Firm		22

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT		23

EQUITY COMPENSATION PLANS		26

COMPENSATION COMMITTEE REPORT		27

COMPENSATION DISCUSSION AND ANALYSIS		27

EXECUTIVE COMPENSATION		36

DIRECTOR COMPENSATION		50

GENERAL INFORMATION		52
Section 16(a) Beneficial Ownership Reporting Compliance		52
Shareholder Proposals For 2011		52

VULCAN MATERIALS COMPANY
1200 URBAN CENTER DRIVE, BIRMINGHAM, ALABAMA 35242

PROXY STATEMENT FOR
ANNUAL MEETING OF SHAREHOLDERS
MAY 14, 2010

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these materials?

This proxy statement is furnished in connection with the solicitation by our Board of Directors of proxies to be voted at the 2010 Annual Meeting of Shareholders for the purposes set forth in the accompanying notice, and at any adjournments or postponements thereof.  This proxy statement is being sent to all shareholders of record as of the close of business on March 17, 2010 for use at the 2010 Annual Meeting of Shareholders.  This proxy statement, the enclosed proxy card and Vulcan’s 2009 Annual Report to Shareholders are being first mailed or made available to our shareholders on or about April 2, 2010.  The meeting will be held at our company’s headquarters, 1200 Urban Center Drive, Birmingham, Alabama 35242 on Friday, May 14, 2010, at 9:00 a.m., Central Daylight Time.

Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?

As with last year, we are pleased to be using the Securities and Exchange Commission’s rule that allows companies to furnish their proxy materials over the Internet.  As a result, we are mailing to many of our shareholders a notice about the Internet availability of proxy materials instead of a paper copy of the proxy materials.  All shareholders receiving the notice will have the ability to access the proxy materials over the Internet and request to receive a paper copy of the proxy materials by mail.  Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the notice.  In addition, the notice contains instructions on how shareholders may request to receive proxy materials in printed form by mail or electronically on an ongoing basis.

Why did I not receive a notice about the Internet availability of the proxy materials?

For those shareholders who did not receive a notice regarding Internet availability, we have determined to send to them paper copies of the proxy materials instead of a notice about the Internet availability of the proxy materials.

If I received a notice about Internet availability, how can I access the proxy materials over the Internet?

Your notice about the Internet availability of the proxy materials, proxy card or voting instruction card will contain instructions on how to:

•	View our proxy materials for the 2010 Annual Meeting of Shareholders on the Internet; and
•	Instruct us to send our future proxy materials to you electronically.

Choosing to receive your future proxy materials electronically will help us conserve natural resources and reduce the costs of printing and distributing our proxy materials.  If you choose to receive future proxy materials electronically, we will provide instructions containing a link to the website where those materials are available and a link to the proxy voting website.  Your election to receive proxy materials electronically will remain in effect until you revoke it.

How may I obtain a paper copy of the proxy materials?

Shareholders receiving a notice about the Internet availability of the proxy materials will find instructions about how to obtain a paper copy of the proxy materials on their notice.  All shareholders who do not receive the notice will receive a paper copy of the proxy materials by mail.

What should I do if I receive more than one notice about the Internet availability of the proxy materials or more than one paper copy of the proxy materials?

You may receive more than one notice or more than one paper copy of the proxy materials, including multiple paper copies of this proxy statement and multiple proxy cards or voting instruction cards.  For example, if you hold your shares in more than one brokerage account, you may receive a separate notice or a separate voting instruction card for each brokerage account in which you hold shares.  If you are a shareholder of record and your shares are registered in more than one name, you may receive more than one notice or more than one proxy card.  To vote all of your shares by proxy, you must complete, date, sign and return each proxy card and voting instruction card that you receive or vote over the Internet or telephone the shares represented by each notice that you receive (unless you have requested and received a proxy card or voting instruction card for the shares represented by one or more of the notices).

Who can attend the Annual Meeting?

Only shareholders of our company as of the close of business on the record date, March 17, 2010, their authorized representatives and invited guests of our company will be able to attend the annual meeting.

Who is entitled to vote?

All of our shareholders as of the record date, March 17, 2010, will be entitled to vote at the 2010 Annual Meeting of Shareholders.  As of the close of business on such date, we had 480,000,000 authorized shares of common stock, of which 127,689,522 shares were outstanding and entitled to vote.  Each share of common stock is entitled to one vote on each matter properly brought before the meeting.  Our amended and restated by-laws do not provide for cumulative voting and, accordingly, our shareholders do not have cumulative voting rights with respect to the election of directors.

What is the difference between a shareholder of record and a beneficial holder of shares?

If your common stock is held directly in your name with our transfer agent, Bank of New York Mellon, you are considered a “shareholder of record” with respect to those shares.  If this is the case, the proxy materials, or the notice of Internet availability of proxy materials, have been sent or provided directly to you.

If your common stock is held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.”  If this is the case, the proxy materials, or the notice of Internet availability of proxy materials, should have been forwarded to you by your brokerage firm, bank or other nominee, or their agent, which is considered the shareholder of record with respect to these shares. As a beneficial holder, you have the right to direct your bank, broker or nominee on how to vote the shares.

How do I vote?

Proxies are solicited to give all shareholders who are entitled to vote on the matters that come before the meeting the opportunity to vote their shares whether or not they attend the meeting in person.  You can vote in one of the following manners:

•
By Internet – Shareholders who received a notice about the Internet availability of the proxy materials may submit proxies over the Internet by following the instructions on the notice.  Shareholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies over the Internet by following the instructions on the proxy card or the voting instruction card.

•
By Telephone – Shareholders of record who live in the United States or Canada may submit proxies by telephone by calling 1-866-540-5760 and following the instructions. Shareholders of record who have received a notice about the Internet availability of the proxy materials will need to have the control number that appears on their notice available when voting. Shareholders of record who have received a proxy card by mail will need to have the control number that appears on their proxy card available when voting. In addition, most shareholders who are beneficial owners of their shares living in the United States or Canada and who have received a voting instruction card by mail may vote by phone by calling the number specified on the voting instruction card provided by their broker, trustee or nominee. Those shareholders should check the voting instruction card for telephone voting availability.

•
By Mail – Shareholders who have received a paper copy of a proxy card by mail may submit proxies by completing, signing and dating their proxy card and mailing it in the accompanying pre-addressed envelope.

•
In Person – Shareholders of record may vote shares held in their name in person at the annual meeting.  Shares for which a shareholder is the beneficial holder but not the shareholder of record may be voted in person at the annual meeting only if such shareholder is able to obtain a legal proxy from the broker, trustee or nominee that holds the shareholder’s shares, indicating that the shareholder was the beneficial holder as of the record date and the number of shares for which the shareholder was the beneficial owner on the record date.

Shareholders are encouraged to vote their proxies by Internet, telephone or completing, signing, dating and returning a proxy card, but not by more than one method.  Choosing to vote via the Internet or calling the toll-free number listed on the proxy card will save our company expense.  If you vote via the Internet or by telephone, please do not return a signed proxy card, unless you intend to change your vote.  If you vote by more than one method, only the last vote that is received by the vote tabulator will be counted, and each previous vote will be disregarded.

How do I specify how I want my shares voted?

You can specify how you want your shares voted on each proposal by marking the appropriate boxes on the proxy card or submitting your vote on each proposal via the telephone or Internet.  Please review the voting instructions on the proxy card and read the entire text concerning the proposals in this proxy statement prior to voting.

If a proxy is properly given and not revoked, it will be voted in accordance with the instructions, if any, given by the shareholder.  If your signed proxy card or your telephone or Internet instructions do not specify how your shares are to be voted on a proposal, your shares will be voted: (a) FOR the election of the nominees for directors described in this proxy statement; (b) FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm; (c) AGAINST the shareholder proposal; and (d) in accordance with the recommendation of our Board of Directors on any other proposal that may properly come before the meeting or any postponement or adjournment thereof.

How are my shares voted if I am a beneficial holder and I do not return voting instructions?

Your shares may be voted on certain matters if they are held in the name of a bank or brokerage firm, even if you do not provide the bank or brokerage firm with voting instructions.  Banks and brokerage firms have the authority, under the listing standards of the New York Stock Exchange, to vote shares on certain “routine” matters for which their clients do not provide voting instructions by the tenth day before the meeting.  The ratification of our independent registered public accounting firm is the only routine matter to be considered at this year’s meeting.

What items will be voted upon at the Annual Meeting?

There are three proposals that will be presented at the meeting:

•	election of four nominees as directors;
•	ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2010; and
•	a shareholder proposal.

We know of no other matters that may be brought before the meeting.  However, if any other matters are properly presented for action, it is the intention of the proxies named on the proxy card to vote on them consistent with the recommendations of our Board of Directors.

What are the Board of Directors’ voting recommendations?

For the reasons set forth in more detail later in this proxy statement, our Board recommends:

•	a vote FOR the election of each of the director nominees;
•	a vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2010; and
•	a vote AGAINST the shareholder proposal.

What constitutes a quorum for the Annual Meeting?

A majority of the issued and outstanding shares of the capital stock entitled to vote, represented in person or by proxy, is required to constitute a quorum.  If a quorum is not present at the time of the Annual Meeting of Shareholders, the shareholders entitled to vote, present in person or by proxy, shall have the power to adjourn the Annual Meeting until a quorum shall be present or represented by proxy.

How many votes are required to pass the proposals?

The affirmative vote of a plurality of the votes cast is required to elect each of the director nominees, and a majority of the votes cast is required to ratify the appointment of Deloitte & Touche LLP and to approve the shareholder proposal.

How are the votes counted?

For purposes of determining the number of votes cast with respect to a particular matter, only those cast “For” or “Against” and, with respect to the election of directors, “Withheld” are included.  Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting, are not considered votes cast, and thus will not affect the outcome of the vote on the proposals.

How can I revoke my proxy?

You may revoke your proxy at any time before it is voted at the meeting by taking one of the following actions:

•	by giving written notice of the revocation prior to the 2010 Annual Meeting of Shareholders to: Corporate Secretary, Vulcan Materials Company, 1200 Urban Center Drive, Birmingham, Alabama 35242;
•	by executing and delivering another valid proxy with a later date;
•	by voting by telephone or Internet at a later date; or
•	by attending the 2010 Annual Meeting of Shareholders and voting in person by written ballot.

If you vote by more than one method, only the last vote that is received will be counted, and each previous vote will be disregarded.

Who counts the votes?

Tabulation of the votes cast at the meeting is conducted by Bank of New York Mellon, independent inspectors of election.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy.  Your vote will not be disclosed either within our company or to third parties, except: (1) as necessary to meet applicable legal requirements; (2) to allow for the tabulation of votes and certification of the vote; and (3) to facilitate a successful proxy solicitation.

Who will pay for the costs involved in the solicitation of proxies?

Our company is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing the notices and these proxy materials and soliciting votes.  In addition to the mailing of notices and these proxy materials, the solicitation of proxies or votes may be made in person or by telephone.

What is “householding” and how does it affect me?

Some banks and brokers may be participating in the practice of “householding” proxy statements and annual reports.  This means that only one copy of this proxy statement or our 2009 Annual Report to Shareholders may have been sent to multiple shareholders in your household.  We will promptly deliver a separate copy of either or both documents to you if you write or call us at the following address or phone number:  Vulcan Materials Company, P.O. Box 385014, Birmingham, Alabama 35238-5014, Attention: Mark D. Warren, Director, Investor Relations, phone: (205) 298-3220.  If you want to receive separate copies of our Annual Report to Shareholders and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank or broker, or you may contact us at the above address and phone number.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting of Shareholders.  The final voting results will be reported in a Current Report on Form 8-K filed with the Securities and Exchange Commission within four business days of the Annual Meeting and posted on our website.

Can I view the proxy statement and Annual Report on Form 10-K over the Internet instead of receiving them in the mail?

You may access our company’s proxy statement and Annual Report on Form 10-K for the year ended December 31, 2009, included in our 2009 Annual Report to Shareholders, via the Internet at www.vulcanmaterials.com under the heading “Investor Relations.” For next year’s shareholders’ meeting, you can help us save significant printing and mailing expenses by consenting to access the proxy statement, proxy card and Annual Report to Shareholders electronically over the Internet. If you hold your shares in your own name (instead of through a bank, broker or other nominee), you can choose this option by following the instructions at the Internet website at http://bnymellon.mobular.net/bnymellon/vmc. If you choose to receive your proxy materials and Annual Report to Shareholders electronically, then prior to next year’s shareholders’ meeting you will receive notification when the proxy materials and Annual Report to Shareholders are available for on-line review over the Internet, as well as the instructions for voting electronically over the Internet. Your choice for electronic distribution will remain in effect for subsequent meetings, unless you revoke it prior to future meetings by revoking your request online or by sending a written request to: Corporate Secretary, Vulcan Materials Company, 1200 Urban Center Drive, Birmingham, Alabama 35242.

A copy of our Annual Report on Form 10-K for the year ended December 31, 2009 will be provided to you without charge upon written request to Mark D. Warren, Director, Investor Relations, Vulcan Materials Company, 1200 Urban Center Drive, Birmingham, Alabama 35242.

PROPOSAL 1.  ELECTION OF DIRECTORS

In accordance with the amended and restated by-laws of our company, our Board of Directors is required to be comprised of not fewer than nine nor more than 12 directors.  Our by-laws further provide that the number of directors may be set by a resolution adopted by a majority of our Board of Directors.  Pursuant to our by-laws, the Board is divided into three classes, with the term of office of one class expiring each year.  One class is elected at each annual meeting, and each director is chosen to serve until the third succeeding Annual Meeting of Shareholders.  Our by-laws provide that a director shall retire from the Board at the annual meeting following his or her 74th birthday, provided that the Board may waive the mandatory retirement age and nominate such director for an additional term of one or more years if the Board determines that such an extension is in the best interests of our company and its shareholders.  Directors who will reach retirement age before a three-year term would expire are elected to a term consistent with their retirement date.

Our Board has nominated Douglas J. McGregor and Vincent J. Trosino as directors to serve three-year terms expiring in 2013.  In addition, Philip J. Carroll, Jr. has been nominated as a director to serve a two-year term expiring in 2012, and James V. Napier has been nominated as a director to serve a one-year term expiring in 2011.  Unless otherwise directed, proxies will be voted in favor of these four nominees.  Should any of the nominees be unable to accept election, the proxies will be voted for the election of such other person or persons nominated by our Board on the recommendation of the Governance Committee.  Each of the nominees has consented to serve if elected, and our Board has no reason to believe that any of the persons nominated will be unable to serve as a director.

NOMINEES FOR RE-ELECTION TO THE BOARD OF DIRECTORS

TERMS EXPIRING IN 2013

Douglas J. McGregor
Age: 69.  Director since 1992.
Senior Advisor, Blue Point Capital Partners, Cleveland, Ohio (a national private equity firm), since January 2003.  From June 2000 until December 2002, Mr. McGregor was the President, Chief Operating Officer and Chief Restructuring Officer of Burlington Industries, Inc., Greensboro, North Carolina.  In 2001 Burlington and certain of its subsidiaries filed voluntary petitions under Chapter 11, Title 11 of the United States Code.
Key attributes, experience and skills:  Mr. McGregor’s position as Senior Advisor of Blue Point Capital Partners, a private equity firm, provides the Board with valuable financial and investment experience.  In addition to his executive experience at Burlington Industries, Mr. McGregor served as Chairman and Chief Executive Officer of M.A. Hanna, an international specialty chemicals company, and as a senior executive of Rockwell International, a major manufacturing conglomerate, providing him with valuable business, leadership and management experience with issues facing large industrial and mining companies.
Committee memberships:  Audit; Executive; Finance and Pension Funds.

Vincent J. Trosino
Age: 69.  Director since 2003.
Retired; President, Vice Chairman of the Board and Chief Operating Officer of State Farm Mutual Automobile Insurance Company, Bloomington, Illinois (a mutual insurance company), from 1998 until December 2006.
Key attributes, experience and skills:  As a result of his tenure as the President and Chief Operating Officer of State Farm, Mr. Trosino brings to the Board significant experience in financial matters, risk assessment, management, marketing and human resources.  In addition, he provides the Board with knowledge and insight regarding the insurance industry, an important consideration to the Company’s evaluation and mitigation of risk areas.
Committee memberships:  Audit; Finance and Pension Funds.

TERM EXPIRING IN 2012

Philip J. Carroll, Jr.
Age: 72.  Director since 1999.
Retired; Chairman and Chief Executive Officer of Fluor Corporation, Aliso Viejo, California (an engineering, construction and diversified services company), from July 1998 to February 2002.
Key attributes, experience and skills:  Mr. Carroll’s service as Chief Executive Officer of Fluor provides him with valuable business, leadership and management experience and gives him a keen understanding of the construction industry.  Prior to joining Fluor, Mr. Carroll spent 37 years with Shell Oil Company, including as President and Chief Executive Officer, which provides him with valuable insight into the financial, organizational and operational management issues crucial to a large public company.
Other directorships:  BAE Systems; Texas Medical Center; Environfuels, LLC.
Committee memberships:  Compensation; Executive; Governance.

TERM EXPIRING IN 2011

James V. Napier
Age: 73.  Director since 1983.
Retired; Chairman of the Board of Scientific-Atlanta, Inc., Atlanta, Georgia (a manufacturer and designer of telecommunication systems, satellite-based communications networks, and instrumentation for industrial, telecommunications and government applications) from 1992 to 2000.
Key attributes, experience and skills:  As a result of his experience as Chairman of Scientific Atlanta and, prior to that, as Chief Executive Officer of HBO & Company and Continental Telecom, Mr. Napier provides valuable business, leadership and management experience and brings important perspectives on the issues facing our Company.  He also has significant experience serving as a director of other large public companies.
Other directorships:  Intelligent Systems, Inc.; WABTEC, Corp.  Mr. Napier previously served on the boards of McKesson Corporation and Scientific-Atlanta, Inc.
Committee memberships:  Compensation; Finance and Pension Funds.

The Board of Directors recommends a vote FOR
each of the nominees named above.

DIRECTORS CONTINUING IN OFFICE

TERMS EXPIRING IN 2012

Phillip W. Farmer
Age: 71.  Director since 1999.
Retired; Chairman of the Board of Harris Corporation, Melbourne, Florida (an international communications equipment company), from February 2003 until June 2003; Chairman, President and Chief Executive Officer from June 2000 to February 2003.
Key attributes, experience and skills:  Having served as Chairman and Chief Executive Officer of Harris Corporation, Mr. Farmer brings to the Board valuable public company leadership and management experience.  Mr. Farmer also provides financial expertise to our Board, including through his service as our Audit Committee chairman as well as his prior experience on the audit committee of another public company.
Committee memberships:  Audit; Executive; Governance.

H. Allen Franklin
Age:  65.  Director since 2001.
Retired; Chairman and Chief Executive Officer of Southern Company, Atlanta, Georgia (a super-regional energy company in the Southeast and a leading U.S. producer of energy), from April 2004 until July 2004; Chairman, President and Chief Executive Officer from April 2001 to April 2004.
Key attributes, experience and skills:  As a result of Mr. Franklin’s tenure as Chairman and Chief Executive Officer of Southern Company, Mr. Franklin provides the Board with valuable business, leadership and management experience with issues facing an industrial company, including governmental and regulatory issues and safety, health and environmental matters.  He also brings to the Board organizational and operational management skills as well as governance and compensation experience.
Committee memberships:  Compensation; Executive; Safety, Health and Environmental Affairs.

Richard T. O’Brien
Age:  56.  Director since 2008.
President and Chief Executive Officer of Newmont Mining Corporation, Greenwood Village, Colorado (an international gold production company); President and Chief Financial Officer during 2006 and 2007; Senior Vice President and Chief Financial Officer from 2005 until 2006; Executive Vice President and Chief Financial Officer, AGL Resources, Atlanta, Georgia (a natural gas distribution, marketing and energy service company), from 2001 until 2005.
Key attributes, experience and skills:  As President and Chief Executive Officer of Newmont Mining, Mr. O’Brien has valuable experience in managing the issues that face a publicly held company with domestic and international mining operations.  In addition, he has extensive financial and accounting expertise, having previously served as Chief Financial Officer of Newmont and AGL Resources and, as a result, is designated as a financial expert on our Audit Committee.
Other directorships:  Newmont Mining Corporation; Inergy Holdings, LP.
Committee memberships:  Audit; Safety, Health and Environmental Affairs.

Donald B. Rice
Age: 70.  Director since 1986.(*)
President and Chief Executive Officer of Agensys, Inc., Santa Monica, California (a biotechnology company developing monoclonal antibody therapeutics for cancer; since December 2007, a subsidiary of Astellas Pharma, Inc.), since 1996; Former U.S. Secretary of the Air Force.
Key attributes, experience and skills:  Dr. Rice’s service as the President and Chief Executive Officer of Agensys provides him with valuable business, leadership and management experience.  Dr. Rice’s experience as Secretary of the Air Force, and in other government positions, provides him with valuable experience in public policy, governmental affairs, management, and strategy.  He also has significant experience serving as a director of a number of other large public companies.
Other directorships:  Chevron Corp.; Wells Fargo & Company.  Dr. Rice previously served on the Boards of Unocal Corp. and Amgen, Inc.
Committee memberships:  Compensation; Executive; Governance.
(*)Dr. Rice was first elected a director in 1986, and served until May 1989, when he was appointed Secretary of the Air Force.  He was re-elected a director by our Board of Directors on February 12, 1993.

TERMS EXPIRING IN 2011

Donald M. James
Age: 61.  Director since 1996.
Chairman and Chief Executive Officer of Vulcan since May 1997.
Key attributes, experience and skills:  As a result of Mr. James’ tenure as Chairman and Chief Executive Officer of our company since 1997, he brings to the Board extensive leadership, management, operating, financial, and legal experience and knowledge of our company and the aggregates industry.  Mr. James also has experience serving as a director of a number of other large public companies.
Other directorships:  The Southern Company; Wells Fargo & Company.  Mr. James previously served on the boards of Wachovia Corporation and Protective Life Corporation.
Committee memberships:  Executive.

Ann McLaughlin Korologos
Age: 68.  Director since 1990.(*)
Former U.S. Secretary of Labor; Former Chairman of the RAND Corporation Board of Trustees, Santa Monica, California (a nonprofit institution that helps improve policy and decision making through research and analysis), April 2004 – April 2009; Senior Advisor to Benedetto, Gartland & Company, Inc. (an investment banking firm in New York), from October 1996 until December 2005.
Key attributes, experience and skills:  As a result of her governmental and professional experiences, Mrs. Korologos possesses particular knowledge and experience in a variety of areas, including regulatory and governmental affairs, human resources, governance, strategy and social responsibility issues.  She also has significant experience serving as a director of a number of other large public companies.
Other directorships:  AMR Corporation; Harman International Industries, Inc.; Kellogg Company; Host Hotels & Resorts, Inc.  Ms. Korologos previously served on the board of the Federal National Mortgage Association (Fannie Mae) and Microsoft Corporation.
Committee memberships: Governance; Safety, Health and Environmental Affairs.
(*) Ms. Korologos was first elected a director in 1990 and served until May 14, 2004.  She was re-elected a director by our Board of Directors on July 13, 2007.

James T. Prokopanko
Age:  56.  Director since 2009.
President and Chief Executive Officer of The Mosaic Company, Plymouth, Minnesota (the leading producer and marketer of concentrated phosphate and potash crop nutrients for the global agriculture industry) since January 2007; Executive Vice President and Chief Operating Officer from July 2006 until January 2007.   Corporate Vice President of Cargill, Incorporated (an international producer and marketer of food, agricultural, financial and industrial products and services) from 2004 until 2006, Minneapolis, Minnesota.
Key attributes, experience and skills:  As a result of his position as President and Chief Executive Officer of The Mosaic Company, Mr. Prokopanko provides the Board with valuable business, leadership and management experience in managing the issues that face a publicly held company engaged in a mineral extraction industry.  In addition, he provides the Board with knowledge of industry and financial and accounting expertise.
Other directorships:  The Mosaic Company.
Committee memberships:  Audit; Governance.

Kathleen Wilson-Thompson
Age:  52.  Director since 2009.
Senior Vice-President and Chief Human Resources Officer of Walgreen Co. since January 2010, Deerfield, Illinois; Senior Vice-President, Global Human Resources, from July 2005 until January 2010 and Vice President and Chief Counsel, US Businesses, Labor and Employment of The Kellogg Company, Battle Creek, Michigan (a retail food manufacturer and distributor) from 2000 until July 2005.
Key attributes, experience and skills:  As a result of her service as a Senior Vice President in Human Resources at Walgreen Co. and The Kellogg Company, Mrs. Wilson-Thompson brings to the Board valuable experience in managing personnel, human resource and organizational issues that face a labor-intensive workforce.  In addition, prior to beginning her career in human resources, Mrs. Wilson-Thompson practiced law at a private law firm and as in-house counsel at Kellogg, which provides her with additional perspective in dealing with legal, regulatory and risk matters affecting the Company.
Committee memberships:  Finance and Pension Funds; Safety, Health and Environmental Affairs.

PROPOSAL 2.  RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee, which is comprised solely of independent directors, has appointed Deloitte & Touche LLP as the independent registered public accounting firm for our company and its subsidiaries for the fiscal year ended December 31, 2010.  The function of the independent registered public accounting firm is to audit our accounts and records; to report on the consolidated balance sheet, the related statements of consolidated earnings, consolidated shareholders’ equity and consolidated statements of cash flows of our company and its subsidiaries; and to perform such other appropriate accounting services as may be required and approved by the Audit Committee.  Although shareholder ratification is not required, our Board has determined that it would be desirable to request an expression from the shareholders as to whether or not they support this appointment.  Even if the appointment of Deloitte & Touche LLP is ratified by majority of the votes cast at the meeting, the Audit Committee may, in its discretion, direct the appointment of another independent registered accounting firm at any time during the year, if it believes such appointment is in the best interests of the company and the shareholders.  If a majority of the votes cast at the meeting fails to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm, the Audit Committee will consider the selection of another independent registered public accounting firm for future years.

The firm of Deloitte & Touche LLP, or its predecessors, has audited our financial statements since 1956.  A representative of that firm is expected to be present at the meeting, will be given an opportunity to make a statement and will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR
the proposal to ratify the appointment of Deloitte & Touche LLP as our company’s independent registered public accounting firm.

PROPOSAL 3.  SHAREHOLDER PROPOSAL

Our company has been advised that the United Brotherhood of Carpenters and Joiners of America, 101 Constitution Avenue, N.W., Washington, D.C. 20001, a beneficial owner of 1,913 shares of our company’s common stock, intends to present the following proposal and supporting statement at the annual meeting.  The proposal will be voted on only if properly presented at the annual meeting.  In accordance with rules of the Securities and Exchange Commission, the text of the resolution and supporting statement is printed verbatim from the proponent’s submission, and we take no responsibility for them.  To ensure that readers can easily distinguish between the materials provided by the proponent and the materials we have provided, we have placed a box around material provided by the proponent.

Our Board of Directors strongly opposes the adoption of the proposal and asks you to review our Board’s response, which follows the proponent’s supporting statement.

Shareholder Proposal

Resolved:   That the shareholders of Vulcan Materials Company (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s certificate of incorporation to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement:  In order to provide shareholders a meaningful role in director elections, Vulcan Materials’ director election vote standard should be changed to a majority vote standard.  A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected.  The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot.  We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards.  Vulcan Materials presently uses a plurality vote standard in all director elections.  Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

In response to strong shareholder support for a majority vote standard in director elections, a strong majority of the nation’s leading companies, including Intel, General Electric, Motorola, Hewlett-Packard, Morgan Stanley, Wal-Mart, Home Depot, Gannett, Marathon Oil, and Safeway have adopted a majority vote standard in company by-laws or certificates of incorporation.  Additionally, these companies have adopted director resignation policies in their by-laws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election.  However, our Company has responded only partially to the call for change, simply adopting a post-election director resignation policy that sets procedures for addressing the status of director nominees that receive more “withhold” votes than “for” votes.  The plurality vote standard remains in place.

We believe that a post-election director resignation policy without a majority vote standard in Company by-laws or certificate of incorporation is an inadequate reform.  The critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard.  A majority vote standard combined with a post-election director resignation policy would establish a meaningful right for shareholders to elect directors, and reserve for the Board an important post-election role in determining the continued status of an unelected director.  We feel that this combination of the majority vote standard with a post-election policy represents a true majority vote standard.

Company Statement in Opposition

The Board believes that our company’s existing governance structure effectively addresses the concerns raised by the shareholder proposal.  In 2006, the Board adopted a policy (Director Resignation Policy) under our company’s Corporate Governance Guidelines to take into account the majority election of directors.  The Director Resignation Policy provides that in a non-contested election, any director nominee who receives more votes “withheld” than votes “for” his or her election will immediately tender his or her resignation to the Board.  The Governance Committee, which is composed exclusively of independent directors, will then review and consider the resignation and recommend to the Board whether to accept it.

The Director Resignation Policy ensures that a director nominee who receives less than a majority vote will not serve or remain on the Board without undergoing a high degree of scrutiny by both the Governance Committee and the Board.  Thus, the Board believes the Director Resignation Policy effectively addresses the concerns raised by the proposal.  In addition, our adoption of the Director Resignation Policy is consistent with the approach taken by many other public companies.

Our company is incorporated under the laws of New Jersey, and our shareholders currently elect directors by plurality voting.  Plurality voting is the default standard under New Jersey law, has long been the accepted default standard among most public companies and, in 2006, was recommended by the American Bar Association as the preferred standard for director elections.  Our Director Resignation Policy modifies the plurality voting standard in uncontested elections in a manner that affords our shareholders significant input.  However, it also retains for the Board the ability to exercise its judgment based upon a case-by-case analysis and the needs of our company at any point in time.  The Board believes this flexibility is in the best interest of all shareholders and is preferable to a rigid majority vote standard.  A rigid majority vote standard could have unintended adverse consequences for our company and its shareholders, including the possibility of an entire slate of nominees not receiving the requisite number of votes, leaving the Board with an insufficient number of directors to fulfill its obligations and causing our company to fail to comply with New York Stock Exchange independence standards and listing requirements.

The proponent’s characterization of plurality voting, particularly the statement that a director may be elected by a single vote even if a substantial majority of the votes cast are “withheld,” is unrealistic and inconsistent with the company’s historical voting results. During the past 10 years, the average affirmative vote for directors has exceeded 96% of shares voted through the plurality voting process.  As a result, the adoption of a majority voting standard would not have affected the outcome of our election process.  Moreover, the independent Governance Committee applies stringent criteria in identifying and nominating director candidates and has established procedures to consider and evaluate director candidates recommended by our shareholders.  See “Corporate Governance Of Our Company And Practices Of Our Board Of Directors — Director Nomination Process.”  This process has been instrumental in creating a board consisting of highly qualified directors from diverse backgrounds.  It also has resulted in a board comprised entirely of independent directors (as defined by the New York Stock Exchange) with the exception of our Chairman, who also serves as our CEO.

We believe that our Director Resignation Policy provides shareholders a meaningful and significant role in the election of directors, and for the reasons presented above, we do not believe that the shareholder proposal is in the best interests of our company or its shareholders.

The Board of Directors unanimously recommends a vote “AGAINST” the shareholder proposal.

CORPORATE GOVERNANCE OF OUR COMPANY AND
PRACTICES OF OUR BOARD OF DIRECTORS

Our company takes its corporate governance responsibilities very seriously and has adopted Corporate Governance Guidelines that provide a framework for the governance of our company.  The Guidelines build on practices that we have followed for many years and, we believe, demonstrate our continuing commitment to corporate governance excellence.

In addition, we have a Business Conduct Policy that applies to all of our employees and directors and deals with a variety of corporate compliance issues, including conflicts of interest, compliance with laws, confidentiality of company information, fair dealing and use of company assets. All employees and directors are required to fill out a questionnaire annually regarding their personal compliance with the Business Conduct Policy and are encouraged to report any illegal or unethical behavior of which they become aware.

Our Board has adopted a Code of Ethics for the Chief Executive Officer and Senior Financial Officers.  The Code of Ethics defines “Senior Financial Officers” to include the Chief Financial Officer, Controller and Principal Accounting Officer. The Code of Ethics covers such topics as financial reporting, conflicts of interest and compliance with laws.  If we make any amendment to, or waiver of, any provision of the Code of Ethics, we will disclose such information on our website.  As discussed in this proxy statement, our Governance Committee regularly reviews corporate governance developments and adopts appropriate practices as warranted.  You can access our amended and restated by-laws, Corporate Governance Guidelines, Business Conduct Policy and Code of Ethics at our website www.vulcanmaterials.com or you can obtain a printed copy free of charge by writing to us at: Corporate Secretary, Vulcan Materials Company, 1200 Urban Center Drive, Birmingham, Alabama 35242.  Please note that the information contained on our website is not incorporated by reference in, nor considered to be a part of, this proxy statement.

Director Independence

Our Board believes that all of the directors, with the exception of our Chairman and CEO Don James, are independent under the New York Stock Exchange listing standards, our Board’s Director Independence Criteria, and the applicable SEC rules and regulations.  The New York Stock Exchange listing standards provide that a director does not qualify as independent unless our Board affirmatively determines that the director has no material relationship with our company (either directly or as a partner, shareholder or officer of an organization that has a relationship with our company).  The New York Stock Exchange rules require a board to consider all of the relevant facts and circumstances in determining the materiality of a director’s relationship with our company and permit the Board to adopt and disclose standards to assist the Board in making determinations of independence.  Accordingly, the Board has adopted the Director Independence Criteria to assist it in determining whether a director has a material relationship with our company.  The Director Independence Criteria provide that a director will be considered independent if he or she:

(a)	has not been an employee of our company, or any of its consolidated subsidiaries, during the last three years;

(b)
has not received more than $120,000 per year in direct compensation from our company, or any of its consolidated subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) during the last three years;

(c)
is not a current partner or employee of our company’s independent auditor and has not been employed by the present or former independent auditor of our company and personally worked on our company’s audit during the last three years.

(d)
during the last three years, has not been part of an interlocking directorate in which an executive officer of our company, or any of its consolidated subsidiaries, served on the compensation committee of another company that concurrently employs the director;

(e)
is not, and has not been in the past three years, an executive officer or an employee of another company (exclusive of charitable organizations) that makes payments to, or receives payments from, our company, or any of its consolidated subsidiaries, for property or services in an amount which, in any single fiscal year, exceeds the greater of $1,000,000 or 2% of the consolidated gross revenues of such other company;

(f)	has no immediate family member who is an executive officer of our company, or any of its consolidated subsidiaries;

(g)
has no immediate family member meeting any of the criteria set forth in (b)-(e); except with respect to item (c) in which case an immediate family member may be an employee (not a partner) of the independent auditor so long as such family member does not personally work on our company’s audit; and

(h)
has no other material relationship with our company, or any of its consolidated subsidiaries, either directly or as a partner, shareholder, director or officer of an organization that has a material relationship with our company or any of its consolidated subsidiaries.

For purposes of determining director independence, “immediate family member” is defined as a spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who share the director’s home.  Individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated, are not taken into consideration with respect to the determination of a director’s independence.

Further, the Director Independence Criteria require our Board to consider all relevant facts and circumstances, including a director’s commercial, industrial, banking, consulting, legal, accounting, familial and charitable relationships and such other criteria as our Board may determine from time to time.

In February 2010, the Board conducted an evaluation of director independence, based on the Director Independence Criteria, the New York Stock Exchange listing standards and applicable SEC rules and regulations.  In connection with this review, the Board evaluated commercial, industrial, banking, consulting, legal, accounting and charitable relationships with each director or immediate family member and their related interests and our company and its subsidiaries, including those relationships described under “Other Matters Relating to Executive Officers and Directors.”

As a result of this evaluation, the Board affirmatively determined that all of the directors other than our Chairman and CEO, Don James, are independent directors under our Board’s Director Independence Criteria, the New York Stock Exchange listing standards and the applicable SEC rules and regulations.

Director Nomination Process

The Governance Committee considers director candidates recommended by our shareholders.  Any shareholder wishing to recommend a candidate for election at the 2011 Annual Meeting must submit that recommendation in writing, addressed to the Governance Committee, in care of our Corporate Secretary, at 1200 Urban Center Drive, Birmingham, Alabama 35242, by December 3, 2010.  The notice should include the following:

•	The name and address of the shareholder who intends to make the nomination(s) and of the person or persons to be nominated;

•
A representation that the shareholder is a holder of record or a beneficial holder of stock entitled to vote at the meeting (including the number of shares the shareholder owns) and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•
A description of all arrangements and understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder;

•
Such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC (whether or not such rules are applicable) had each nominee been nominated, or intended to be nominated, by our Board of Directors, including the candidate’s name, biographical information, and qualifications; and

•	The written consent of each nominee to serve as a director if so elected.

The Governance Committee will identify nominees by first evaluating the current members of our Board willing to continue service.  Current members of our Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for nomination, balancing the value of continuity of service by existing members of our Board with the potential benefits of obtaining new Board members.  If any member of the Board does not wish to continue in service or if the Governance Committee or the Board decides not to nominate a current Board member for reelection, the Governance Committee may identify the desired skills and experience for a new nominee in light of the above criteria.  Directors and members of management also may suggest candidates for Board service.  Timely recommendations by our shareholders will receive equal consideration by the Governance Committee.  In some cases the committee engages, for a fee, the services of a third-party executive search firm to assist it in identifying and evaluating nominees for director.

Board Leadership Structure

Our Board understands the importance of evaluating and determining the optimal leadership structure so as to provide independent oversight of management.  Our Board also understands that there is no single, generally accepted approach to providing Board leadership and that given the dynamic and competitive environment in which we operate, the right Board leadership structure may vary from time to time.  For this reason, our Board does not have a policy with respect to the separation of the offices of Chairman of the Board and Chief Executive Officer.  The Board has determined that our Company should have the flexibility to combine or separate these functions as circumstances deem appropriate.  At this time, the Board believes that it is in the best interests of our company and its shareholders to have Don James serve as our Chairman of the Board and Chief Executive Officer.

At this time, our Board believes that there are a number of advantages to consolidating the positions of Chairman and Chief Executive Officer, including the following:

•
Mr. James, with over 17 years experience with our company, including over 12 years of experience as Chief Executive Officer, has the knowledge, expertise and experience to understand the opportunities and challenges facing our company, as well as the leadership and management skills to promote and execute our values and strategy, particularly given the economic environment;

•	Consolidating the positions allows Mr. James to lead board discussions regarding our business and strategy, and provides decisive and effective leadership for our company;

•	Combining the positions creates a firm link between management and the Board that promotes the development and implementation of our corporate strategy; and

•	Consolidating the positions allows timely communication with our Board on critical business matters.

Based on the aforementioned advantages, our Board has determined that this leadership structure is optimal for our company.

In considering its leadership structure, our Board has taken a number of additional factors into account.  The Board, which consists exclusively of independent directors other than Mr. James and all of whom are highly qualified and experienced, exercises a strong independent oversight function.  This oversight function is enhanced by the fact that all of the Board’s key Committees – Audit, Compensation and Governance – are comprised entirely of independent directors.  Most significantly, our Corporate Governance Guidelines provide for a non-management presiding director, a position which is filled by rotation among the chairs of our Board committees.  Among other things, the non-management presiding director is responsible for reviewing and approving the agenda in advance of each Board meeting, facilitating communication among directors and between the Board and Mr. James and chairing an executive session of the independent directors at each Board meeting.  Our Board believes that these factors provide the appropriate balance between the authority of those who oversee our company and those who manage it on a day-to-day basis.

Non-Management Executive Sessions and Presiding Director

Our Board of Directors has adopted a policy relating to non-management executive sessions.  Under this policy, the Board of Directors meets at each regularly scheduled Board meeting in an executive session in which management directors and other members of management do not participate.  During 2009, the non-management directors met in executive session five times.

Each year at the May Board meeting, our Board designates a non-management presiding director, a position which is filled by rotation among the chairs of our Board committees.  The duties of the presiding director are delineated in our Corporate Governance Guidelines, which are available on our website at www.vulcanmaterials.com.  The Chairman of the Finance and Pension Funds Committee, Douglas J. McGregor, served as the presiding director at the executive sessions after the annual meeting in 2009.  Donald B. Rice, Chairman of the Governance Committee, will serve as the presiding director following the 2010 Annual Meeting of Shareholders.

Meetings and Attendance

Our Board held eight meetings in 2009.  In 2009, each director attended more than 75% of the total number of meetings of the Board and meetings of the committees of which he or she was a member.

Annual Meeting Policy

Our directors are expected to attend the Annual Meeting of Shareholders.  In furtherance of this policy, our Board holds a regularly scheduled Board meeting on the same day as the Annual Meeting of Shareholders.  In 2009, all of the Board members attended the Annual Meeting.

Committees of the Board of Directors

Our Board of Directors has established six standing committees as follows:

•	Executive Committee;

•	Audit Committee;

•	Compensation Committee;

•	Governance Committee;

•	Safety, Health and Environmental Affairs Committee; and

•	Finance and Pension Funds Committee.

The charters of the Audit, Compensation and Governance Committees are available on our website at www.vulcanmaterials.com, or you can obtain a printed copy free of charge by writing to us at: Corporate Secretary, Vulcan Materials Company, 1200 Urban Center Drive, Birmingham, Alabama 35242.

All of the Board Committees, other than the Executive Committee, are comprised entirely of independent, non-management directors.

Executive Committee

The Executive Committee has the same powers as our Board of Directors, except as limited by the New Jersey Business Corporation Act.  In practice, the powers of the Executive Committee are exercised only for matters that arise between meetings of the Board.  Members of the Executive Committee are Messrs. James (Chair), Carroll, Farmer, Franklin, McGregor and Rice.  The Executive Committee did not meet in 2009.

Audit Committee

The Audit Committee advises our Board and management from time to time with respect to internal controls, financial systems and procedures, accounting policies and other significant aspects of our company’s financial management.  Pursuant to its charter, the Audit Committee selects our company’s independent registered public accounting firm and oversees the arrangements for, and approves the scope of, the audits to be performed by the independent registered public accounting firm.  The Audit Committee’s primary responsibilities under its written charter include the following:

•	Hiring, evaluating and, when appropriate, replacing the independent registered public accounting firm, whose duty it is to audit our books and accounts for the fiscal year in which it is appointed;

•
Determining the compensation to be paid to the independent registered public accounting firm and, in its sole discretion, approving all audit and engagement fees and terms and pre-approving all auditing and non-auditing services of such firm, other than certain de minimis non-audit services;

•
Reviewing and discussing with management, the independent registered public accounting firm and internal auditors our internal reporting, audit procedures and the adequacy and effectiveness of our disclosure controls and procedures;

•
Reviewing and discussing with management and the independent registered public accounting firm the audited financial statements to be included in our Annual Report on Form 10-K, the quarterly financial statements to be included in our Quarterly Reports on Form 10-Q, our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the selection, application and disclosure of accounting policies used in our financial statements;

•	Reviewing and discussing with management quarterly earnings press releases and financial information and earnings guidance provided to analysts and rating agencies; and

•	Reviewing and reassessing the adequacy of the Audit Committee Charter adopted by our Board of Directors, and recommending proposed changes to our Board of Directors.

The members of the Audit Committee are Messrs. Farmer (Chair), McGregor, O’Brien, Prokopanko and Trosino. All members of our Audit Committee are non-management directors. Our Board of Directors has determined that each is “independent” and “financially literate” within the meaning of the listing standards of the New York Stock Exchange, SEC rules and regulations, and the Director Independence Criteria adopted by our Board of Directors and posted on our website at www.vulcanmaterials.com under “Investor Relations.” In addition, our Board has determined that Mr. O’Brien is an “audit committee financial expert” as defined by rules adopted by the SEC. The Audit Committee met six times during 2009. Further details about the role of the Audit Committee may be found in the Report of the Audit Committee on page 21 of this proxy statement.

Compensation Committee

Pursuant to the Compensation Committee Charter, the Compensation Committee is responsible for, among other things:

•	determining and setting the amount of compensation paid to each of our executive officers, including the Chief Executive Officer, senior officers and division presidents;

•	reviewing compensation plans relating to our officers;

•	interpreting and administering the Executive Incentive Plan and the 2006 Omnibus Long-Term Incentive Plan; and

•	making recommendations to the Board with respect to compensation paid by our company to any director.

The Compensation Committee also reviews and discusses with management the Compensation Discussion and Analysis required by SEC rules to be included in our proxy statement.

The Compensation Committee has engaged Compensation Strategies, Inc. as its independent compensation consultant.  For a description of the process undertaken by the Compensation Committee to set compensation and the role of Compensation Strategies in that process, please refer to the section entitled “Compensation Discussion and Analysis” in this proxy statement.

The members of the Compensation Committee are Messrs. Carroll (Chair), Franklin, Napier and Rice.  The Compensation Committee is comprised solely of non-management directors who are “independent” within the meaning of the listing standards of the New York Stock Exchange and the Board’s Director Independence Criteria. The Compensation Committee met five times during 2009.

Governance Committee

The Governance Committee is responsible for reviewing and assessing our policies and practices relating to corporate governance, including our Corporate Governance Guidelines.  The Governance Committee also plans for the succession of the Chief Executive Officer and other senior executives.  In addition, the Governance Committee serves as the nominating committee and as such it is responsible for identifying and assessing candidates, including making recommendations to our Board regarding such candidates. In fulfilling its responsibilities, the Governance Committee, among other things:

•	identifies individuals qualified to become Board members consistent with criteria established in its charter;

•	recommends to our Board director nominees for the next annual meeting of shareholders; and

•	evaluates individuals suggested by shareholders as director nominees.

The directors are responsible for overseeing our company’s business consistent with their fiduciary duty to our shareholders.  The Board and the Governance Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and our company’s current and future needs.

In recommending director candidates to the Board, the Governance Committee Charter requires the committee to select individuals who, at a minimum, possess high ethical standards, integrity and sound business judgment.  In its assessment of each potential candidate, the Governance Committee will review the candidate’s experience, potential conflicts of interest, understanding of our company’s industry or related industries, financial acumen and such other factors the committee determines are pertinent in light of the current needs of the Board.  The Governance Committee also considers diversity as another relevant factor, such as diversity of gender, race, ethnicity, age, education, professional experience and differences in viewpoints and skills.  The Committee does not have a formal policy with respect to diversity; however, the Board and the Committee believe that it is important that the Board members represent diverse viewpoints.  In considering candidates for the Board, the Governance Committee considers the entirety of each candidate’s credentials in the context of these standards.

The Governance Committee also takes into account the ability of a candidate, if elected a director, to devote the time and effort necessary to fulfill his or her responsibilities as a Board member, and the needs of our company given the range of talent and experience represented on the Board.  The Governance Committee believes it appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert” as defined by the SEC rules, and that a substantial majority of the members of the Board meet the definition of “independence” as defined by the listing standards of the New York Stock Exchange and the Board’s Director Independence Criteria.

The Governance Committee also reviews our Board’s committee structure and recommends to our Board, for its approval, directors to serve as members of each committee.  The Governance Committee also is responsible for overseeing the evaluations of the Board and its committees.

Members of the Governance Committee are Dr. Rice (Chair), Ms. Korologos and Messrs. Carroll, Farmer and Prokopanko.  The Governance Committee is comprised solely of non-management directors who are “independent” within the meaning of the listing standards of the New York Stock Exchange and the Board’s Director Independence Criteria.  The Governance Committee met three times during 2009.

Safety, Health and Environmental Affairs Committee

The Safety, Health and Environmental Affairs Committee has the responsibility for reviewing our policies, practices and programs with respect to the management of safety, health and environmental affairs and monitoring our compliance with safety, health and environmental laws and regulations.  Members of the Safety, Health and Environmental Affairs Committee are Mr. Franklin (Chair), Ms. Korologos, Mr. O’Brien and Ms. Wilson-Thompson.  The Committee met two times during 2009.

Finance and Pension Funds Committee

The Finance and Pension Funds Committee has responsibility for overseeing our financial policies and recommending to our Board financial policies and actions to accommodate our goals and operating strategies while maintaining a sound financial condition.  Its functions include keeping informed about our financial condition, recommending a dividend policy, reviewing and recommending changes in the quarterly dividend payments, and evaluating and making recommendations concerning the appropriate mix of debt and equity, incurrence of long-term debt, and changes in the authorized limit of short-term debt.  The Finance and Pension Funds Committee also is responsible for overseeing the funding and management of assets for pension plans sponsored by our company.  To fulfill these functions, it establishes funding policies and methods consistent with pension plan objectives and the Employee Retirement Income Security Act of 1974, selects and removes investment managers, and appoints trustees for the pension plans. Members of the Finance and Pension Funds Committee are Mr. McGregor (Chair), Ms. Wilson-Thompson and Messrs. Napier and Trosino.  The Finance and Pension Funds Committee met three times in 2009.

Risk Management

Although the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board assist the Board in fulfilling its oversight responsibilities in certain areas of risk.  In particular, the Audit Committee focuses on financial risk, including internal controls, and discusses with management, the internal auditors, and our independent registered public accounting firm our company’s policies with respect to risk assessment and risk management.  Our Audit Committee also assists the Board in fulfilling its duties and oversight responsibilities relating to our company’s compliance and ethics programs.  In addition, our Safety, Health and Environmental Affairs Committee assists the Board in fulfilling its responsibilities with respect to safety, health and environmental laws and regulations and works closely with our company’s legal and regulatory groups. The Compensation Committee also assists the Board in fulfilling its oversight responsibilities to create long-term value for our company, while discouraging behavior that leads to excessive risk.  Finally, the Finance and Pension Funds Committee assists the Board in managing risk relating to investment of the pension funds assets.

Compensation Committee Interlocks and Insider Participation

None.

Transactions with Related Persons

The brother-in-law of Mr. Donald James, our Chairman and Chief Executive Officer, and the son of Mr. Philip Carroll, Jr., a member of our Board of Directors, are both partners in a large law firm that has provided legal services to our company since its inception.  In determining that this is not a material relationship involving Mr. James or Mr. Carroll, our Board determined that payments made by our company to the firm represented less than 1% of the firm’s consolidated gross revenues in 2009, and the revenues from our company received by Mr. James’ brother-in-law and Mr. Carroll’s son as a result of their status as partners were not material.  Additionally, our Board made the assessment that Mr. Carroll was independent and that this was not a material relationship.  Neither Mr. James’ brother-in-law nor Mr. Carroll’s son now has or has had in the past any interest in matters handled by the firm for our company other than their proportional interest in the firm’s revenues, and neither has received billing credit or a disproportionate percentage of the revenues as a result of fees paid by our company to the firm.

Patriot Transportation Holding, Inc.

John D. Baker, II served on our Board until May, 2009.  Mr. Baker serves as Chief Executive Officer and President and is a director of Patriot Transportation Holding, Inc., or Patriot Transportation. Prior to its merger with our company, Florida Rock Industries, Inc., or Florida Rock, entered into a joint venture agreement with a subsidiary of Patriot Transportation called Florida Rock Properties, or FRP. The joint venture agreement establishes a real estate joint venture to develop land located in Florida. Under the terms of the joint venture, FRP contributed land that Florida Rock leased from FRP under a long-term mining lease. Our company continues to mine the property and pay royalties to FRP for as long as mining does not interfere with the development of the property. Florida Rock contributed two parcels of land that it owned as well as its leasehold interest to land it was mining. Our company jointly controls the joint venture with FRP, and we each have a mandatory obligation to fund additional capital contributions of up to $2 million. Distributions also are made on a 50-50 basis.

The property does not yet have the necessary entitlements for real estate development. Approval to develop real property in Florida entails an extensive entitlement process involving multiple and overlapping regulatory jurisdictions, and the outcome is inherently uncertain. We expect that the entitlement process may take several years to complete.

Patriot Transportation hauls petroleum products, cement, construction aggregates and other products for our company. Patriot Transportation has numerous hauling competitors at all terminal and plant sites and the rates charged are, accordingly, established by competitive conditions.

Our company also leases from FRP certain construction aggregates mining sites and other properties.  Our company paid rents, royalties and charges for transportation services to subsidiaries of Patriot Transportation totaling approximately $5,491,310 in 2009.

Proposed Sale of Bahamian Aggregates Operations

Ted Baker, son of former director John D. Baker II, indirectly owns a 50% equity interest in Bahamas Materials Company Limited, a Bahamian corporation (“BMCL”).  On December 21, 2009, our company entered into a Share and Asset Purchase Agreement with BMCL to sell to BMCL all of the outstanding shares of capital stock of FRI Bahamas, Ltd. (“FRI Bahamas”), a subsidiary of the company, and ten ready mix concrete trucks.  FRI Bahamas operates, through a subsidiary, an aggregates quarry, two ready mixed concrete plants and a concrete block plant in Freeport, Bahamas.  We anticipate that the transaction will close in the second quarter of 2010.  The purchase price is estimated to be approximately $15.1, to be paid in a combination of cash at closing and a promissory note bearing a market rate of interest, secured by full recourse guarantees from John Baker, Ted Baker and the other 50% equity owner of BMCL.

Shareholder Communication with Our Board of Directors

Our Board has established a process for shareholders and other interested parties to communicate directly with the presiding director or with the non-management directors individually or as a group.  Any shareholder or other interested party who desires to contact one or more of our non-management directors, including our Board’s presiding director, may send correspondence to the following address:

Board of Directors (or presiding director or name of individual director)
c/o Corporate Secretary
Vulcan Materials Company
1200 Urban Center Drive
Birmingham, Alabama 35242

All such communications will be forwarded to the appropriate director or directors specified in such communications as soon as practicable in accordance with the Policy on Shareholder Communications with the Board, adopted by the independent directors in February 2004.

Policy on Reporting of Concerns Regarding Accounting Matters

As provided on our website at www.vulcanmaterials.com under the heading “Investor Relations” under the subheading “Corporate Governance – Contact the Board of Directors,” any shareholder or interested party who has any concerns or complaints relating to accounting, internal accounting controls or auditing matters, may contact the Audit Committee by writing to the following address:

Vulcan Audit Committee
c/o Corporate Secretary
Vulcan Materials Company
1200 Urban Center Drive
Birmingham, Alabama 35242

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board is responsible for, among other things, reviewing our company’s financial statements with management and our company’s independent registered public accounting firm.  The Audit Committee acts under a written charter which is available on our website at www.vulcanmaterials.com.  Each member of the Audit Committee is an independent director as determined by our Board, based on the requirements of the New York Stock Exchange, the SEC and our Board’s Director Independence Criteria.

Our company’s management has the primary responsibility for our company’s financial statements and financial reporting process, including the system of internal controls.  Deloitte & Touche LLP, our independent registered public accounting firm, is responsible for expressing an opinion on the conformity of our company’s audited financial statements with generally accepted accounting principles.  Our independent registered public accounting firm also audits, in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”), the effectiveness of our company’s internal control over financial reporting.  The Audit Committee is responsible for monitoring and overseeing these processes.

In this context, the Audit Committee has reviewed and discussed our company’s audited financial statements with management and the independent registered public accounting firm.  The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) as amended.  In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and letter required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with the independent accountant its independence.  The Audit Committee has also considered whether the independent registered public accounting firm’s provision of any non-audit services is compatible with the firm’s independence.  The Audit Committee has concluded that the independent registered public accounting firm is independent from our company and management.

Based on the reviews and discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our company’s Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the SEC.

Audit Committee

Phillip W. Farmer, Chair
Douglas J. McGregor
Richard T. O’Brien
James T. Prokopanko
Vincent J. Trosino

Dated:	February 12, 2010

The Report of the Audit Committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the company specifically incorporates the Report of the Audit Committee by reference therein.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees Paid to Independent Registered Public Accounting Firm

Aggregate fees billed to us for the fiscal years ended December 31, 2009 and 2008, by Deloitte & Touche LLP, and its affiliates, all of which are subsidiaries of Deloitte, LLP, the United States member firm of Deloitte Touche Tohmatsu, are as follows:

	2009	2008
Audit Fees(1)	$5,033,618	$4,231,315
Audit Related Fees(2)	333,780	420,014
Tax Fees(3)	123,003	261,286
All Other Fees	0	0
Total	$5,490,401	$4,912,615

(1)
Consists of fees for the audit of our financial statements, including the audit of the effectiveness of our internal control over financial reporting, reviews of our quarterly financial statements, services associated with other Securities and Exchange Commission filings, and services associated with debt and common stock offerings.

(2)	Includes fees for the audits of our employee benefit plans.

(3)	Consists of tax fees for services related to tax consulting services.

Pre-Approval of Services Performed by Independent Registered Public Accounting Firm

The Audit Committee has policies and procedures that require the pre-approval by the Audit Committee of all fees paid to, and all services performed by, our company’s independent registered public accounting firm.  At the beginning of each year, the Audit Committee approves the proposed services, including the nature, type and scope of services contemplated and the related fees, to be rendered by the independent registered public accounting firm during the year.

During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval.  In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.  The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee for those instances when pre-approval is needed prior to a scheduled Audit Committee meeting.  The Chair of the Audit Committee must report on such approvals at the next scheduled Audit Committee meeting.  The Audit Committee pre-approved all audit, audit-related, tax and other services performed by Deloitte & Touche LLP during the fiscal year ended December 31, 2009.

No audit-related, tax or other services were rendered in 2009 pursuant to the de minimis exception to the pre-approval requirement set forth in the Securities Exchange Act Rule 2-01(c)(7)(i)(C).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following is information regarding persons known to us to have beneficial ownership of more than 5% of the outstanding common stock of our company, which is our only outstanding class of voting securities, as of the dates indicated in the footnotes below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (# of shares)		Percent of Class

State Farm Mutual Automobile Insurance	12,069,201	(1)	9.58%
Company and Affiliates
One State Farm Plaza
Bloomington, Illinois 61710

Davis Selected Advisors, L.P.	8,287,767	(2)	6.61%
2949 East Elvira Road, Suite 101
Tucson, Arizona 85706

(1)
Based on information contained in a Schedule 13G, dated January 26, 2010, filed with the SEC.  According to this    Schedule 13G, the listed entity has sole voting and dispositive power over 12,017,600 shares.

(2)
Based on information contained in a Schedule 13G/A, dated February 12, 2010, filed with the SEC.  Of the total number of shares beneficially owned, the listed entity has sole voting power over 6,915,660 shares, and sole dispositive power over 8,287,767 shares.

Security Ownership of Management

The following table sets forth information, unless otherwise indicated, as of March 1, 2010, regarding beneficial ownership of our company’s common stock, our only outstanding class of equity securities, by each of our directors, each of our named executive officers identified in the Summary Compensation Table on page 36 of this proxy statement, and the directors and executive officers as a group.  We believe that, for each of the individuals set forth in the table below, such individual’s financial interest is aligned with the interests of our other shareholders because the value of such individual’s total holdings will increase or decrease in line with the price of our common stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (# of shares)	Percent of Class
Nonemployee Directors(1)

Philip J. Carroll, Jr.	30,635	*
Phillip W. Farmer(2)	30,932	*
H. Allen Franklin	24,725	*
Ann McLaughlin Korologos	26,666	*
Douglas J. McGregor(3)	67,253	*
James V. Napier	27,429	*
Richard T. O’Brien	1,971	*
James T. Prokopanko(4)	0	*
Donald B. Rice	65,455	*
Vincent J. Trosino	25,205	*
Kathleen Wilson-Thompson(4)	0	*

Chief Executive Officer and other Named Executive Officers(5)
Donald M. James	1,685,940	1.3%
Daniel F. Sansone	254,632	*
Ronald G. McAbee	184,408	*
Danny R. Shepherd	111,606	*
Robert A. Wason	161,476	*

All Directors and Executive Officers as a group (17 persons)	2,824,972	2.2%

 *Less than 1% of issued and outstanding shares of our company’s common stock.

(1)
Beneficial ownership for the nonemployee directors includes all shares held of record or in street name and, if noted, by trusts or family members.  The amounts also include restricted shares granted under our Restricted Stock Plan for Nonemployee Directors, phantom shares settled in stock accrued under the Directors’ Deferred Compensation Plan, and deferred stock units awarded under the Deferred Stock Plan for Nonemployee Directors and the 2006 Omnibus Long-Term Incentive Plan, as follows:

	Shares Owned Directly or Indirectly	Restricted Shares	Phantom Shares Held Pursuant to Plans
Philip J. Carroll, Jr.	6,752	0	23,883
Phillip W. Farmer	6,550	0	24,382
H. Allen Franklin	0	4,000	20,725
Ann McLaughlin Korologos	3,639	0	23,027
Douglas J. McGregor	1,350	6,445	59,458
James V. Napier	8,791	0	18,638
Richard T. O’Brien	0	0	1,971
James T. Prokopanko	0	0	0
Donald B. Rice	48,395	0	17,060
Vincent J. Trosino	8,200	2,000	15,005
Kathleen Wilson-Thompson	0	0	0

(2)	All shares held in a trust of which Mr. Farmer is the trustee.
(3)	Includes 1,350 shares held in a trust of which Mr. McGregor is the trustee.
(4)	Mr. Prokopanko and Ms. Wilson-Thompson were both elected directors in December 2009.
(5)
Beneficial ownership for the executive officers includes shares held of record or in street name.  The amounts also include shares that may be acquired upon the exercise of options which are presently exercisable or that will become exercisable on or before April 30, 2010, shares credited to the executives’ accounts under our Thrift Plan for Salaried Employees, or Thrift Plan, and deferred stock units as follows:

	Shares Owned Directly or Indirectly	Exercisable Options	Thrift Plan	Deferred Stock Units
Don James	181,428	1,348,512	28,343	127,657
Dan Sansone	27,165	190,568	20,496	16,403
Ron McAbee	8,526	145,142	26,472	4,268
Danny Shepherd	10,953	92,342	7,564	747
Bob Wason	34,446	112,428	10,332	4,270

EQUITY COMPENSATION PLANS

The table below sets forth information regarding the number of shares of our common stock authorized for issuance under all of our equity compensation plans as of December 31, 2009.

Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1):
1996 Long-Term Incentive Plan (For Employees) (2)
Stock Options	4,566,253	$51.32
Performance Share Units	0
Deferred Stock Units	173,502
Total 1996 Long-Term Incentive Plan	4,739,755		0	(2)
Deferred Stock Plan for Non-employee Directors(2)	9,374		0	(2)
Restricted Stock Plan for Non-employee Directors(2)	16,516		0	(2)
2000 Florida Rock Industries Amended & Restated Stock Plan(3)
Stock Only Stock Appreciation Rights	121,210	$47.47
Performance Share Units	76,620
Total 2000 Florida Rock Industries Stock Plan	197,830	$47.47	183,180
2006 Omnibus Long-Term Incentive Plan
Stock Only Stock Appreciation Rights	1,745,113	$66.87
Performance Share Units	1,534,360
Restricted Stock Units	1,800
Deferred Stock Units for Non-employee Directors	89,946
Total 2006 Omnibus Plan	3,371,219	$66.87	2,026,583
Equity compensation plans not approved by security holders	NONE		NONE
Total of All Plans	8,334,694		2,209,763

(1)
All of our company’s equity compensation plans have been approved by the shareholders of our company or, in the case of the 2000 Florida Rock Industries Amended and Restated Stock Plan, by shareholders of Florida Rock Industries, Inc., prior to our acquisition of that Company. Column (a) sets forth the number of shares of common stock issuable upon the exercise of options, warrants or rights outstanding under the 1996 Long-Term Incentive Plan (1996 LTIP), the Deferred Stock Plan for Nonemployee Directors, the Restricted Stock Plan for Nonemployee Directors, the 2000 Florida Rock Industries Amended and Restated Stock Plan, and the 2006 Omnibus Long-Term Incentive Plan (Omnibus Plan). The weighted-average exercise price of outstanding stock options is shown in Column (b). The remaining number of shares that may be issued under the equity compensation plans are shown in Column (c).

(2)	Future grants will not be made under these plans. The plans will be used only for the administration and payment of grants that were outstanding when the Omnibus Plan was approved.

(3)
This plan was approved by the Florida Rock Industries, Inc. shareholders. Shares available have been adjusted for the merger transaction.  Units are only available for granting of awards until September 30, 2010.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis as set forth below with management and, based on such review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

Philip J. Carroll, Jr., Chair
H. Allen Franklin
James V. Napier
Donald B. Rice

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Philosophy and Program

Our Corporate Mission Statement provides that our “success is dependent upon the talent, dedication and performance of all employees.”  Without the dedication and performance of our employees, including our named executive officers, we will be unable to accomplish our corporate goals.  Our compensation program for our named executive officers is intended to motivate them to achieve our strategic goals and operational plans by:

•
Keeping our salary and benefits for the named executive officers competitive with industrial companies of similar size so that we are able to hire and retain individuals of the highest caliber and to discourage them from seeking other employment opportunities;

•	Linking a meaningful portion of compensation to our company’s performance, thereby encouraging the creation of shareholder value over the short- and long-term;
•	Motivating, recognizing and rewarding individual excellence; and
•	Paying a meaningful portion of total compensation in our stock and encouraging significant stock accumulation in order to align the interests of our management and shareholders.

The Compensation Committee, which is comprised entirely of independent directors, administers our executive compensation program in accordance with the Compensation Committee’s charter. The current charter is available on our website at www.vulcanmaterials.com.  In performing its duties, the Compensation Committee is guided by its charter. The role of the Committee is to:

•
Annually review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer and then evaluate the Chief Executive Officer’s performance in light of these goals and objectives and set the Chief Executive Officer’s compensation levels based on this evaluation and report to the full Board of Directors;

•	Determine and fix base salary and awards made to named executive officers under our incentive compensation plans and equity-based plans;
•	Administer our Executive Incentive Plan (EIP) and 2006 Omnibus Long-Term Incentive Plan (Omnibus Plan);
•
Report to the Board its approval or disapproval of recommendations of the Chief Executive Officer for material changes in existing retirement and benefit plans applicable to the named executive officers; and

•	Make regular reports to the Board, including an annual report regarding its determination of compensation levels for the Chief Executive Officer and the other named executive officers.

Our elements of compensation for the named executive officers, all of which are discussed in greater detail below, include:

•	base salary;
•	short-term performance-based bonus;
•	long-term equity-based incentives;
•	retirement and pension benefits;
•	health and welfare benefits and perquisites; and
•	change-in-control protections.

The Committee reviews compensation tally sheets that show the total compensation of the Chief Executive Officer and each of the other named executive officers when making executive compensation decisions.  The tally sheets are prepared by our internal corporate compensation group.  Each of these tally sheets presents the dollar amount of the named executive officers’ compensation, broken out into base salary, annual performance-based bonus and long-term equity-based incentive awards.

Compensation Consultant and Market Information

Pursuant to its charter, the Compensation Committee is authorized to retain external advisors and consultants at our company’s expense.  In 2009, the Committee engaged Compensation Strategies, Inc. (CSI) as its independent compensation consultant.  In connection with this engagement, CSI provides the following services:

•
Conducts periodic comprehensive studies of executive compensation and makes recommendations regarding the components of executive compensation, including target levels for base salary, annual bonus and long-term equity-based incentive awards and change-in-control protections.

•	Advises the Committee regarding competitive practices, the design of new programs, and new laws, rules and regulations relating to executive compensation; and
•	Prepares an annual study of, and provides recommendations for, compensation of the Board of Directors;

In performing its services in 2009, CSI interacted collaboratively with our Committee and members of senior management.  CSI provided the Committee with its observations as to the relative competitiveness of our compensation programs with comparable companies based upon its review of the various components of market data set forth above.  In addition, CSI provided its recommendations with respect to Board compensation, as well as its advice on regulatory compliance and development of new programs.  Representatives of CSI attended four meetings of the Committee in 2009, and participated in the executive session of the Committee.  Our named executive officers do not attend this executive session.

CSI acts at the direction of and reports to the Committee, although it meets with management from time to time to discuss compensation initiatives.  The Committee has not requested, and does not intend to request, that CSI provide any non-compensation related services to our company.  CSI does not have any business relationships with our company beyond the services provided as the independent consultant to the Committee.

In light of the economic environment in 2009, no studies or analyses of competitive executive compensation were performed.  This was considered appropriate since no merit increases or short-term bonuses were paid in 2009.

Measuring Performance – Economic Profit

We are committed to excellence in our performance, both financially and operationally, and to earning superior returns for our shareholders.  To encourage and reward superior performance, we have linked a substantial portion of our named executive officers’ compensation to our performance as measured by a standard referred to as “Economic Profit” or “EP.”

In 1996, we adopted EP as the quantifiable financial performance measure by which company performance is measured for short-term and some long-term incentives.  EP measures the extent to which operating earnings exceed an operating capital charge.  Operating earnings are based on net earnings, but exclude interest income and expense, gains and losses on investments, deferred income taxes, and results of certain discontinued operations.  The operating capital charge is based on our company’s average assets and liabilities associated with operating earnings, as defined above, multiplied by the estimated cost of capital.  We believe that changes in EP correlate with changes in shareholder value better than other commonly used financial performance measures.

EP is used not only as a measure for incentive compensation; it pervades every aspect of the management process, including planning, capital budgeting, and evaluating investment projects, including acquisitions and other growth initiatives.  It also is used by management to measure the financial performance of our company and its business units.  We believe EP is the best standard for setting financial goals for our executive compensation.  The description of our 2009 EP performance targets, a comparison of our 2009 EP performance to those performance targets and a summary of how the 2009 EP performance affected compensation of our named executive officers is set forth in the section entitled “Elements of Compensation.”

Benchmarking Total Compensation

As noted above, no total compensation benchmarking studies or analyses were conducted in 2009.

The total direct compensation for each named executive officer is reviewed annually to ensure it is appropriate based on:

•	individual performance;
•	recent and long-term company performance; and
•	competitive or market levels of performance.

Risk Considerations

Our compensation programs are discretionary, balanced and focused and give considerable weight to the long-term performance of our company.  Under this structure, the highest amount of compensation can be achieved through consistent superior performance over sustained periods of time.  In addition, significant amounts of compensation are deferred or only realizable upon retirement.  This provides strong incentives to manage the company for the long term, while avoiding excessive risk taking in the short term.  Goals and objectives reflect a balanced mix of quantitative and qualitative performance measures to avoid excessive weight on a single performance measure.  Likewise, the elements of compensation are balanced among current cash payments and long-term equity-based incentive awards.  The Compensation Committee retains discretion to adjust compensation for quality of performance and adherence to our company’s values.

Tax and Accounting Considerations

Compliance with Internal Revenue Code Section 162(m).  In administering the compensation program for executive officers, the Compensation Committee considers the applicability of Section 162(m) of the Internal Revenue Code, the financial consequences under accounting standards and the tax consequences in our analysis of total compensation and the mix of compensation among individual elements.  Section 162(m) prohibits public companies from taking a tax deduction for compensation that is paid to any one of certain employees in excess of one million dollars, unless the compensation qualifies as performance-based compensation within the meaning of the Internal Revenue Code.  To preserve the deductibility of compensation, we intend that bonus payments made pursuant to the EIP and, generally, grants of long-term incentives under our Omnibus Plan, qualify as “qualified performance-based compensation.”  The Compensation Committee has the discretion to design and implement compensation elements that may not be deductible under Section 162(m) if the Compensation Committee determines that, despite the tax consequences, those elements are in our best interest to adopt.

Expensing of Stock Options.  We consider the tax and accounting implications to our company in allocating awards among various compensation vehicles and seek to preserve the tax deduction for compensatory awards.  For example, we do not issue incentive stock options (ISOs), even though ISOs provide potential tax advantages to the recipient, because of the negative tax and accounting consequences to our company.

Compensation Determination Process and Role of the Named Executive Officers in the Process

The Chief Executive Officer is responsible for conducting an annual performance evaluation of each of the other named executive officers.  The evaluations take into account such items as the performance of the business unit or function for which the executive officer is responsible, safety, health and environmental performance and effective management of our company’s natural resources, among other items.  In addition, the Chief Executive Officer has the opportunity to request input from CSI regarding competitive practices.  Based on the foregoing and the results of the competitive benchmarking report (conducted in the prior year in the case of 2009), the Chief Executive Officer makes a recommendation to the Compensation Committee for the compensation of each of the other named executive officers, broken out into base salary, and target levels of annual performance-based bonus and long-term equity-based incentive awards.  The Compensation Committee meets during the year to discuss and set the compensation of the named executive officers and considers the recommendations of the Chief Executive Officer as well as the compensation information described above.  The Chief Executive Officer participates in these meetings.  While the Compensation Committee gives appropriate consideration to the information presented by the Chief Executive Officer, it will adjust the recommendations and set the compensation for the other named executive officers based on its review of the relevant compensation information and considerations that it deems relevant.

The Compensation Committee separately reviews and determines the Chief Executive Officer’s compensation.  It annually reviews his base salary, annual performance-based bonus and potential long-term equity-based incentive awards.  In setting such compensation, the Compensation Committee takes account of recommendations made by CSI.  After the Compensation Committee has determined the total compensation for the Chief Executive Officer, the Chairman of the Compensation Committee presents the overall compensation package to the entire Board of Directors for ratification.

Overall Compensation Goals

In creating and administering our compensation program, we seek to reward employees for:

•	Generating increasing levels of EP;
•	Behavior that compliments our strategic goals and operational plans; and
•	Adherence to our high ethical business standards.

As discussed in more detail below, the overall compensation program strives to achieve a balance between the need to reward achievement of short-term or annual performance goals and the need to encourage long-term employee retention and performance by providing the following forms of compensation:

•	Cash compensation in the form of base salary and annual short-term performance-based bonuses pursuant to the EIP; and
•	Long-term equity awards pursuant to the Omnibus Plan, including performance share units (PSUs) and stock options in the form of Stock Only Stock Appreciation Rights (SOSARs).

Each element of our compensation program is set forth below, with an explanation of the factors considered in making awards of each element.  We have not targeted a specified percentage of total compensation for cash compensation or short-term or long-term equity-based incentive awards.  Rather, based on the results of the competitive benchmarking, we have established incentive target levels for each of the named executive officers.  These levels are expressed as a percentage of base salary for short-term incentives and for long-term incentives as a percentage of the estimated base salary market rate for the position.  Base pay, short-term incentive opportunity and long-term incentive opportunity are targeted at the median competitive levels.  The target award percentages vary by position and level of responsibility.  In our view, as the level of responsibility for an executive increases, so should the percentage of total compensation at risk.  This is achieved through higher target levels of short-term performance-based bonuses and long-term equity awards, the magnitude of which vary with performance.  In determining compensation for 2009, the Compensation Committee did not make adjustments for incentives realized in prior years or wealth accumulation through realized and unrealized equity gains and post-employment payments. Similarly, compensation for 2009 was not adjusted for potential payments to the named executive officers that are contingent upon the occurrence of a corporate change-in-control.

We do not have written employment agreements with executives. We have entered into agreements with our named executive officers, however, that provide for severance payments upon certain change-in-control events.

We apply the same policies and methodology in setting the principal elements of compensation for our Chief Executive Officer as we apply for our other named executive officers.  The primary difference between the award amounts granted to the Chief Executive Officer as compared to the other named executive officers is a reflection of differences in the level and scope of responsibility of their respective positions, the market’s pattern of providing progressive award opportunities at higher levels, and individual performance.  As a result, our Chief Executive Officer’s base salary, annual performance-based bonus opportunity and long-term equity-based incentive awards opportunities are greater than those of the other named executive officers.

Elements of Compensation

➢	Base Salary

The base salary element of our compensation program is designed to be competitive in the market for compensation paid to similarly-situated, competent and skilled executives. The Compensation Committee utilizes the information and procedures described above to set base salaries in reference to each individual’s performance, contribution to business results, and market compensation. The Compensation Committee determines if base salary increases are appropriate for our named executive officers after consideration of:

•
The named executive officer’s pattern of achievement with respect to performance relative to the budget and business plan in his/her area(s) of responsibility and overall managerial effectiveness with respect to planning, personnel development, communications, regulatory compliance and similar matters;

•	Competitive pay levels for similarly situated executives set forth in the compensation surveys;
•	Marketplace trends in salary increases; and
•
Retention risks, fairness in view of our overall salary increases and the named executive officer’s potential for future contributions to the organization, and the ability of our company to pay the increased salaries.

Base salaries of the named executive officers are reviewed on an annual basis, as well as at the time of a promotion or change in responsibilities.  To ensure the salaries paid to our named executive officers are competitive relative to the marketplace, the Committee reviews the compensation analysis and data from Hewitt Associates, Inc. and Towers Watson.  This analysis serves as a starting point for evaluating appropriate levels of base pay.  We generally target the 50th percentile of the market (the midpoint of the base salary range) because we believe this is the appropriate level for evaluating the competitiveness of our compensation.  This benchmark is determined by the procedures described above and serves as a starting point for evaluating appropriate levels of base pay. However, the Compensation Committee has determined that Mr. James’ experience, performance and tenure in his position warrant a base salary that is higher than the 50th percentile for chief executive officers in our competitive market. Increases in salaries are discretionary based on the nature and responsibilities of the position, individual performance, changes in the market compensation levels and the other factors set forth above. The base salaries paid to our named executive officers for 2009, 2008 and 2007 are set forth in the Summary Compensation Table in the “Salary” column. For 2009, the Compensation Committee determined that, based on economic conditions in the construction and financial markets, it was appropriate to provide no increases in base salaries for our named executive officers.

To further our goal of aligning the executives’ interests to those of our shareholders, we generally reward superior performance through our bonus program and long-term equity-based incentives rather than through base pay.

➢	Short-Term Cash Bonus

Our short-term incentive program is designed to motivate our executives, including the named executive officers, and reward them with cash payments for achieving quantifiable near-term business results.  The goal of this program is to link performance and payment, and reward behaviors that create value for our shareholders, by comparing financial results to pre-established objective performance targets.  Payment of the bonus is based on the overall performance of our company, the performance of specific divisions or business units or a combination of these, as applicable, and the performance of the named executive officer individually.

As described in more detail below, we set the target levels for “average annual bonuses” at competitive market levels consistent with similarly situated executives in the compensation surveys.  The bonus opportunity is expressed as a percentage of base salary.  Average levels of performance yield a bonus that is average relative to levels in the compensation surveys.  We then provide significant upside opportunity and downside risk to actual bonus payments based on actual financial performance of our company or the relevant business unit, as appropriate.  Our evaluation of the company’s annual financial performance results from our analysis of how our EP measures compare to targeted EP for the year.  Our method for establishing the EP goal each year is discussed below.

In general, short-term incentives to our named executive officers are paid through the EIP. Annually at its February meeting, the Compensation Committee establishes the EIP participants and their maximum bonus under the EIP. The EIP was approved by our shareholders and is structured so that cash bonus payments will satisfy the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code. The payment of the bonus is conditioned upon satisfaction of the specific performance goals for the year as established by the Compensation Committee. The maximum bonus may not exceed $7,000,000. If the Compensation Committee determines the performance goals are satisfied, the bonus earned under the EIP may be paid to our named executive officers who participate in the EIP, subject to the Committee’s discretion to adjust the bonus downward. In determining the downward adjustment, if any, the Committee may utilize a pre-established objective formula or standard and other financial or non-financial factors.

Economic Profit Methodology

The Compensation Committee establishes EP goals annually at its February meeting based on the average of the previous year’s actual EP and the previous year’s EP goal for our company and for each of its divisions. Goals are then adjusted to reflect the short-term impact of significant long-term strategic and growth investments. These adjustments are applied in order to provide appropriate incentives and rewards for pursuing such investments.  An EP goal represents the amount of EP that must be earned in order for an “Average Annual Bonus” (average bonus or bonus) to be paid. The average bonus is expressed as a percentage of base salary and established for each named executive officer based on the comparison group set forth in the compensation surveys. A chart reflecting the average bonuses expressed as a percentage of base salary and the percentage of average bonus paid for each named executive officer is set forth below. In the case of the Chief Executive Officer, the average bonus is equal to 100% of base salary.  The bonus paid for performance above or below the EP goal is calculated according to a scale that is determined each year. The scale is not a pro rata increase or decrease in the percentage of the goal that is achieved.  Rather, the scale determines the recommended level of bonus payment reflecting principally the level of capital investment in the relevant business unit and the historical volatility of EP.  The bonus will exceed “Average Annual Bonus” to reward performance when the EP goal is exceeded. The bonus will fall short of “Average Annual Bonus” when actual performance falls below the EP goal, and can be reduced to $0 if performance is sufficiently lower than the EP goal.

With respect to our 2009 fiscal year, the Committee reviewed the performance of the Chief Executive Officer and each of the named executive officers and concluded each had performed well in a difficult economic environment.  However, the company’s results at the corporate level under the EP formula and the EIP awards fell sufficiently short of the performance goals that no bonus payments were made to the Chief Executive Officer or any of the other named executive officers.  Even though the minimum financial performance goal was achieved in 2009, the Compensation Committee exercised its discretion to pay no bonuses to EIP participants in 2009, as reflected in the table below.

	Amount of “Average Annual Bonus” Expressed as a Percentage of Base Salary	% of “Average Annual Bonus” Paid

Don James	100%	0%
Dan Sansone	70%	0%
Ron McAbee	65%	0%
Danny Shepherd	65%	0%
Bob Wason	55%	0%

➢	Long-Term Equity-Based Incentives

Our long-term equity-based incentive compensation program is designed to reward the named executive officers based on the performance of our company over a period of years, by providing potentially significant payments based on the creation of value for our shareholders and by improving EP performance.  The goals of the long-term incentive program are to:

•	Motivate financial performance over the long-term;
•	Recognize and reward superior financial performance of our company;
•	Provide a retention element to our compensation program;
•	Help executive officers accumulate shares of our stock to ensure their interests are aligned with our shareholders’ interests; and
•	Promote compliance with the stock ownership guidelines for executives.

2009 Long-Term Incentive Grants.  The Compensation Committee has established a “standard percentage” of  each named executive officer’s base salary midpoint for his position (determined as described above) that it used when making a long-term award to each named executive officer.  The standard percentage is based principally upon the compensation analysis described in the “Overview” above.  The Committee sets the standard at approximately the 50th percentile of the awards made to individuals with similar positions in the market.  The targeted value of long-term incentive grants for each of the named executive officers is determined by multiplying the applicable standard percentage by the base salary midpoint of each named executive officer’s position.  The standard percentages for each of our named executive officers is set forth in the table below, although the Compensation Committee retains the discretion to deviate from these standards in the actual long-term incentive grants it makes each year.

Standard Long-Term Award Expressed as a Percentage of Base Salary Midpoint
Don James	225%
Dan Sansone	100%
Ron McAbee	100%
Danny Shepherd	100%
Bob Wason	75%

The Omnibus Plan provides a variety of forms of incentives that the Compensation Committee may, in its discretion, use for granting long-term incentives. These include stock options, SOSARs, PSUs and restricted stock.  Subject to the limitations under the Omnibus Plan, the Compensation Committee may adjust the amount awarded to reflect our company’s past performance, based on total shareholder return or other quantifiable financial measures deemed appropriate by the Compensation Committee.  “Total shareholder return” is computed as the average annual rate of return using both stock price appreciation or depreciation and quarterly dividend reinvestment.  Stock price appreciation or depreciation is based on a point-to-point calculation, using relevant data at the end of the year.

In 2009, the Committee granted a combination of SOSARs and PSUs to each of the named executive officers, the total number of which was calibrated to approximate the award value that is described above.  The number of units to be granted is determined by valuing SOSARs and PSUs under valuation principles that are similar to Financial Accounting Standard Board (FASB), ASC Topic 718 “Compensation – Stock Compensation” (formerly SFAS No. 123(R)) subject to certain adjustments recommended by CSI.  The Committee normally grants a number of units that approximates the 50th percentile of the market.  However, the Committee retains the discretion to make adjustments each year to the number of units granted.  In 2008, grants were made at the standard award value, as shown in the table above. However, in 2009, the Committee determined that it was appropriate to raise the value of long-term awards based on our historical performance by approximately 50% over the standard value due to strong financial performance of the company for the five-year period ended December 31, 2008, as measured by total shareholder return of the company compared to total shareholder return of the S&P 500 index. Expressed in terms of their value, approximately two-thirds of the 2009 grants consisted of SOSARs and one-third consisted of PSUs.  These awards are reflected below under the heading “Executive Compensation” in the Summary Compensation Table and the table of Grants of Plan Based Awards.

2009 Long-Term Incentive Payments.  There were no PSUs reaching maturity on December 31, 2008 requiring payment in 2009.  In February 2009, the Committee did authorize payment of PSUs that were granted in 2007 and 2008 that were accelerated due to the death of certain participants.

In March 2009, payments were made for vested Deferred Stock Units (DSUs) from grants made in 2001, 2002 and 2003.  All of the named executive officers elected to defer payment of the DSUs through the Executive Deferred Compensation Plan.

Timing of Equity-Based Incentive Compensation.  The Compensation Committee sets performance targets for PSU grants for the year at its February meeting.  Payments, if any, pursuant to previously set performance targets are also authorized at the February meeting.  The establishment of incentive compensation goals and the granting of equity-based awards have not been timed with the release of non-public material information.  Instead, goals and awards typically have been established at the February meeting.  Typically, additional equity-based incentive grants have been made to executive officers at other times during the year upon hire or promotion.  All such equity-based awards are priced on the date of grant.

Stock Ownership Guidelines.  In order to align the interests of the named executive officers with our shareholders, and to promote a long-term focus for these officers, our company has executive stock ownership guidelines for the officers of our company and its subsidiaries. The guidelines are based on management’s and CSI’s assessment of market practice.  The stock ownership requirements are higher for the Chief Executive Officer than for the other named executive officers for the reasons discussed previously under the section “Overall Compensation Goals.”  All of the named executive officers currently meet or exceed our ownership guidelines.

The guidelines for the named executive officers are expressed as a multiple of base salary as per the table below:

Name	Multiple of Salary Ownership Guidelines (1)
Don James	7	x
Dan Sansone	3	x
Ron McAbee	3	x
Danny Shepherd	3	x
Bob Wason	3	x

(1) Types of ownership counted toward the guidelines include the following:

•	Direct holdings;
•	Stock-based thrift plan holdings;
•	Stock-based holdings in the deferred compensation and excess benefit plans; and
•
Indirect holdings, such as shares owned by a family member, shares held in trust for the benefit of the named executive officer or a family member, or shares held in trust for which such officer is trustee.

Beginning in February 2009 management elected to exclude from consideration the “in the money” value of vested options, when determining satisfaction of these guidelines. Notwithstanding this change, the Chief Executive Officer and each of the other named executive officers continue to meet or exceed our ownership guidelines.

Newly appointed officers are expected to meet the applicable ownership requirement within five years of their appointment.  Compliance with the ownership guidelines is reviewed annually by the Chief Executive Officer and reported to the Committee.

➢	Benefits and Perquisites

Named executive officers participate in each of the benefit plans or arrangements that are made available to all salaried employees generally, including medical and dental benefits, life, accidental death and disability insurance, and pension and savings plans.  With respect to disability benefits, our company pays 100% of the premiums for individual long-term disability policies that insure base pay and target bonus in excess of that insured under the group contract up to $500,000 in total.  In addition, the named executive officers participate in the Unfunded Supplemental Benefit Plan and have change-in-control agreements (as described below).  The Chief Executive Officer also has a Supplemental Executive Retirement Agreement, which is discussed in more detail below.

We provide company-owned cars to the named executive officers for their use.  Additionally, we pay for the insurance, maintenance and fuel for such vehicles.  Executives reimburse us for personal use.  We also make the company-owned aircraft available to the Chief Executive Officer and senior executives for business travel.  The aircraft is available to the Chief Executive Officer and the other named executive officers for personal use at the expense of the named executive officer.  In 2009, neither the Chief Executive Officer nor any of the named executive officers used the aircraft for personal purposes.  We do not provide other perquisites to the named executive officers such as club memberships or financial planning services.

The Compensation Committee reviews our policies and determines whether and to what extent perquisites should be continued.

➢	Change-in-Control Protection

Each of our named executive officers has change-in-control protection that provides for severance payments and accelerated vesting or payment of equity-based incentive awards.  We provide such protections in order to minimize disruptions during a pending or anticipated change in control.  In 2009, we did not consider the amount of severance payments or the number of incentive awards subject to acceleration of vesting under the change-in-control agreements in determining the other compensation elements to which the named executive officers were entitled.  For a detailed description of the change-in-control provisions, refer to “Payments Upon Termination or Change-in-Control” on page 43.

➢	Retirement and Pension Benefits

Our company provides the following retirement and pension benefits to its named executive officers:

Benefit	Reason for Providing Benefit
Retirement Income Plan	This pension plan is available to all salaried employees of our company hired prior to July 15, 2007.
Unfunded Supplemental Benefit Plan
The Unfunded Supplemental Benefit Plan provides for benefits that are not permitted under the Retirement Income Plan and the 401(k) plan due to Internal Revenue Service pay and benefit limitations for qualified plans.  This plan is designed to provide retirement income benefits, as a percentage of pay, which are similar for all employees regardless of compensation levels. The Unfunded Supplemental Benefit Plan eliminates the effect of tax limitations on the payment of retirement benefits, except to the extent that it is an unfunded plan and a general obligation of our company.

Supplemental Executive Retirement Agreement (SERA)
Only Mr. James has a SERA.  The effect of the SERA is to give Mr. James 1.2 years of service credit for every year he participates in the Retirement Income Plan. The purpose of the SERA is to provide an incentive and retention device.  The Plan will provide Mr. James with a full career pension in the event that he remains employed with the Company until age 65.

A discussion of all retirement benefits provided to the named executive officers is set forth under the heading “Retirement and Pension Benefits” on page 41.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information for the three most recently completed fiscal years concerning the compensation of our principal executive officer, principal financial officer, and our three other most highly compensated executive officers employed as of December 31, 2009, determined on the basis of their total compensation for 2009.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	Change in Pension Value And Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Donald M. James Chairman and Chief Executive Officer	2009	1,250,004	0	1,366,571	3,469,689	0	4,763,796	239,799	11,089,819
	2008	1,241,670	0	1,334,021	1,482,000	0	5,047,044	431,049	9,535,784
	2007	1,187,500	0	1,588,350	3,801,413	2,900,000	4,461,801	418,376	14,357,440
Daniel F. Sansone Senior Vice President and Chief Financial Officer	2009	500,004	0	284,378	713,563	0	660,490	40,715	2,199,150
	2008	495,838	0	273,645	308,058	0	679,337	86,279	1,843,157
	2007	470,008	0	311,317	753,107	660,000	451,941	86,328	2,732,701
Ronald G. McAbee Senior Vice President, Construction Materials - West	2009	400,008	0	263,347	661,089	0	521,104	36,876	1,882,424
	2008	391,673	0	253,122	285,532	0	868,631	71,305	1,870,263
	2007	370,833	0	277,432	668,365	564,000	1,130,219	155,663	3,166,512
Danny R. Shepherd Senior Vice President, Construction Materials - East	2009	400,008	0	263,347	661,089	0	499,332	36,297	1,860,073
	2008	391,674	0	253,122	285,532	0	648,608	60,887	1,693,823
	2007	320,837	0	277,432	668,365	485,000	352,137	47,047	2,150,818
Robert A. Wason IV Senior Vice President, General Counsel	2009	377,504	0	168,250	436,746	0	500,026	33,693	1,516,219
	2008	362,504	0	136,139	153,338	0	374,835	64,192	1,091,008
	2007	347,170	0	155,658	388,855	445,000	391,929	45,540	1,774,152

(1)
Pursuant to the rules of the Securities and Exchange Commission, we have provided a grant date fair value for Stock Awards and Option Awards in accordance with the provisions of FASB ASC Topic 718.  For Option Awards (including SOSARs), the fair value is estimated as of the date of grant using the Black-Scholes option pricing model, which requires the use of certain assumptions, including the risk-free interest rate, dividend yield, volatility and expected term.  The risk-free interest rate is based on the yield at the date of grant of a U.S. Treasury security with a maturity period equal to or approximating the option's expected term.  The dividend yield assumption is based on our historical dividend payouts.  The volatility assumption is based on the historical volatility, and expectations regarding future volatility, of our common stock over a period equal to the option's expected term and the market-based implied volatility derived from options trading on our common stock.  The expected term of options granted is based on historical experience and expectations about future exercises and represents the period of time that options granted are expected to be outstanding. For Performance Share Awards, the fair value is estimated on the date of grant using a Monte Carlo simulation model.  We do not believe that the fair values estimated on the grant date, either by the Black-Scholes model or any other model, are necessarily indicative of the values that might eventually be realized by an executive.

(2)
No payments pursuant to the 2001 Executive Incentive Plan (EIP) were made in 2009 (for 2008 performance) or 2010 (for 2009 performance). See discussion of EIP plan under heading “Compensation Discussion and Analysis” above.

(3)	Includes only the amount of change in pension value because our company does not provide any above market earnings on deferred compensation.
(4)
Includes thrift plan contributions, company-paid life insurance premiums, deferred stock unit dividend equivalents granted in 2009 and personal use of company automobile, as set forth in the following table.  None of the named executive officers used the company aircraft for personal use in 2009.

Name	Non- Qualified Thrift Plan Contributions ($)	Qualified Thrift Plan Contributions ($)	Company Paid Life Insurance Premiums ($)	DSU Dividend Equivalents ($)	Personal Use of Company Automobile ($)	Total ($)
Don James	40,200	9,800	1,440	186,298	3,209	239,799
Dan Sansone	10,200	9,800	1,440	19,275	0	40,715
Ron McAbee	6,200	9,800	1,440	17,153	965	36,876
Danny Shepherd	6,200	9,800	1,440	15,334	1,233	36,297
Bob Wason	5,300	9,800	1,440	17,153	619	33,693

The following table sets forth the grants of plan-based awards in 2009 to our named executive officers:

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (# of shares)			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)	Options (#)	($/Sh) (1)	Awards ($) (2)
Don James	2/12/2009	0	1,250,004	5,000,016	0	29,890	59,780	0	235,390	47.47	4,836,220
Dan Sansone	2/12/2009	0	350,003	1,400,012	0	6,220	12,440	0	48,410	47.47	997,941
Ron McAbee	2/12/2009	0	260,005	1,040,020	0	5,760	11,520	0	44,850	47.47	924,436
Danny Shepherd	2/12/2009	0	260,005	1,040,020	0	5,760	11,520	0	44,850	47.47	924,436
Bob Wason	2/12/2009	0	209,000	836,000	0	3,680	7,360	0	29,630	47.47	604,996

(1)    Exercise price was determined using the closing price of our common stock on the grant date as required under the Omnibus Plan.
(2)    Amount represents the grant date fair values for the SOSARs and PSUs calculated in accordance with FASB ASC Topic 718.  The grant date fair value of $14.74 for the SOSARs was calculated using a Black-Scholes pricing model.  The assumptions used to determine the value of the options include: an expected volatility of 35.04% (derived using the daily closing stock prices for the seven and one-half years preceding the grant date, a dividend yield of 2.22%, an interest rate of 2.14% (the rate of a U.S. Treasury note with a maturity date on seven and one-half years from the grant date), and an expected time of exercise of seven and one-half years from grant date.  The grant date fair value of $45.72 for the PSUs was calculated using a Monte Carlo simulation model.  Fair value was calculated on the target grant.

Option Exercises and Stock Vested

Certain information concerning each exercise of stock options and each vesting of stock during the fiscal year ended December 31, 2009, for each of the named executive officers on an aggregate basis is set forth in the table below.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (3)
Don James	220,000	1,572,614	24,192	1,023,201
Dan Sansone	29,000	395,422	2,487	105,288
Ron McAbee	11,500	203,046	2,258	95,502
Danny Shepherd	0	0	824	34,851
Bob Wason	28,500	329,439	2,258	95,502

(1)    Calculated by multiplying the difference between the fair market value of our common stock on the date of exercise and the option exercise price by the number of options exercised.
(2)    Represents the Deferred Stock Units (DSUs) and the Performance Share Units (PSUs) earned under the 1996 LTIP.  Both DSUs and PSUs were paid 100% in stock.
(3)    Calculated by multiplying the number of units vested by the high/low average price of our common stock on the vesting date.

➢	Deferred Compensation Plan

Our Executive Deferred Compensation Plan was established in 1998 to allow executives to defer a portion of their current year’s compensation in a tax efficient manner.  We believe that providing a tax deferral plan gives our executives flexibility in tax and financial planning and provides an additional benefit at little cost to our shareholders.  Our company does not make any contributions to the plan on behalf of the participants.  Because our company purchases assets that mirror, to the extent possible, participants’ deemed investment elections under the plan, the only costs to our company related to the plan are administrative costs and any contributions that may be necessary to true-up account balances with deemed investment results.  The plan allows executives with annual compensation (base salary and average annual short-term bonus) of $200,000 or more to defer receipt of up to 50% of base salary, up to 100% of annual cash bonus and, beginning in 2007, up to 100% (net of taxes) of long-term incentive awards, which are not excluded from deferral eligibility by the Internal Revenue Code (or regulations thereunder), until a date selected by the participant.  The amounts deferred are deemed invested as designated by participants in our company’s common stock (a “phantom stock” account) or in dollar-denominated accounts that mirror the gains or losses of the various investment options available under our company’s 401(k) plan.  The plan does not offer any guaranteed return to participants.

The plan is funded by a “rabbi trust” arrangement owned by our company, which holds assets that correspond to the deemed investments of the plan participants.  Participants have an unsecured contractual commitment from our company to pay when due the amounts to which the participants are entitled.  Upon the death or disability of a participant or upon a change in control of our company, all deferred amounts and all earnings related thereto will be paid to the participant in a single lump sum cash payment.

Effective for deferrals made after January 1, 2007, the plan permits executives to defer PSUs and DSUs into the plan, which would, absent such deferral, be distributed to the executives.  The PSU and DSU deferrals, other than described below, will be credited to the plan participant accounts in the form of phantom stock and an equal number of shares of our common stock will be deposited by our company into the rabbi trust.  The only exceptions are the PSU distributions that were paid in 2007, which were distributed one-half in cash and one-half in stock, and accordingly, deferrals were proportionately allocated between the cash account and the stock account.  Deferrals of long-term incentive compensation payments are invested in phantom stock of our company and may not be reallocated to an alternative investment option.

The following table shows the contributions, earnings, distributions and year-end account values for the named executives under the plan.

Nonqualified Deferred Compensation Plan
Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End(1)
	($)	($)	($)	($)	($)
Don James	1,128,732	-0-	(1,018,198)	-0-	8,396,489
Dan Sansone	88,134	-0-	146,121	(67,564)	2,200,968
Ron McAbee	79,572	-0-	(14,127)	(86,544)	613,623
Danny Shepherd	27,267	-0-	(84,218)	-0-	596,902
Bob Wason	79,417	-0-	340,523	-0-	1,616,094

(1)
Includes both the executive contributions and the earnings on those contributions.  Cash based salary and cash annual bonus amounts contributed by the executives are included in the amounts reported in the Summary Compensation Table in the year of deferral. PSU and DSU deferrals are included as compensation in the year of the grant. Above-market earnings are not reported as our company does not provide for such earnings on deferred compensation.

Outstanding Equity Awards at Fiscal Year-End

Certain information concerning unexercised options, stock that has not vested and equity incentive plan awards for each of the named executive officers outstanding as of December 31, 2009 is set forth in the table below:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) (Exercisable)		Number of Securities Underlying Unexercised Options (#) (Unexercise- able)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (11)		Market Value of Shares or Units of Stock That Have Not Vested ($) (12)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (13)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (12)
Don James	200,000		0		44.9000	2/9/2011	14,538	(4)	765,716	15,000	(8)	790,050
	200,000		0		45.9500	2/7/2012	21,223	(5)	1,117,815	19,500	(9)	1,027,065
	145,000		0		31.4650	2/13/2013	39,396	(6)	2,074,987	29,890	(10)	1,574,306
	130,000		0		46.7600	2/12/2014
	146,000		0		57.0950	2/10/2015
	118,000		0		68.6300	12/8/2015
	169,800		0		69.3100	1/24/2016
	74,167	(1)	37,083		109.200	2/8/2017
	25,000	(2)	50,000		70.6900	2/7/2018
	0	(3)	235,390		47.4700	2/12/2019
Dan Sansone	19,000		0		44.9000	2/9/2011	1,454	(4)	76,582	2,940	(8)	154,850
	19,000		0		45.9500	2/7/2012	2,124	(5)	111,871	4,000	(9)	210,680
	15,000		0		31.4650	2/13/2013	4,216	(6)	222,057	6,220	(10)	327,607
	12,000		0		46.7600	2/12/2014
	14,000		0		57.0950	2/10/2015
	12,000		0		54.8350	5/13/2015
	51,000		0		68.6300	12/8/2015
	14,693	(1)	7,347		109.200	2/8/2017
	5,197	(2)	10,393		70.6900	2/7/2018
	0	(3)	48,410		47.4700	2/12/2019
Ron McAbee	11,500		0		42.3438	2/10/2010	1,454	(4)	76,582	2,620	(8)	137,995
	15,000		0		44.9000	2/9/2011	2,124	(5)	111,871	3,700	(9)	194,879
	15,000		0		45.9500	2/7/2012	3,300	(6)	173,811	5,760	(10)	303,379
	11,000		0		31.4650	2/13/2013
	15,000		0		46.7600	2/12/2014
	15,000		0		57.0950	2/10/2015
	30,000		0		68.6300	12/8/2015
	13,040	(1)	6,520		109.200	2/8/2017
	4,817	(2)	9,633		70.6900	2/7/2018
	0	(3)	44,850		47.4700	2/12/2019
Danny	3,000		0		46.2750	5/1/2012	3,300	(6)	173,811	2,620	(8)	137,995
Shepherd	2,200		0		31.4650	2/13/2013	4,041	(7)	212,839	3,700	(9)	194,879
	10,000		0		46.7600	2/12/2014				5,760	(10)	303,379
	11,000		0		57.0950	2/10/2015
	22,000		0		68.6300	12/8/2015
	13,040	(1)	6,520		109.200	2/8/2017
	4,817	(2)	9,633		70.6900	2/7/2018
	0	(3)	44,850		47.4700	2/12/2019

Name	Option Awards					Stock Awards
Bob Wason	16,000		0	44.9000	2/9/2011	1,454	(4)	76,582	1,470	(8)	77,425
	16,000		0	45.9500	2/7/2012	2,124	(5)	111,871	1,990	(9)	104,813
	11,000		0	31.4650	2/13/2013	3,330	(6)	173,811	3,680	(10)	193,826
	10,000		0	46.7600	2/12/2014
	11,000		0	57.0950	2/10/2015
	22,000		0	68.6300	12/8/2015
	7,587	(1)	3,793	109.200	2/8/2017
	2,587	(2)	5,173	70.6900	2/7/2018
	0	(3)	29,630	47.4700	2/12/2019

Options in footnotes 1 through 3 vest at a rate of 33⅓% per year in years 1 - 3.
(1)    Options with vesting dates of 2/8/08, 2/8/09, and 2/8/10.
(2)    Options with vesting dates of 2/7/09, 2/7/10, and 2/7/11.
(3)    Options with vesting dates of 2/12/10, 2/12/11, and 2/12/12.

DSUs in footnotes 4 through 7 vest at the rate of 20% per year in years 6 - 10.
(4)    DSUs with vesting dates of 3/1/07, 3/1/08, 3/1/09, 3/1/10, and 3/1/11.
(5)    DSUs with vesting dates of 3/1/08, 3/1/09, 3/1/10, 3/1/11, and 3/1/12.
(6)    DSUs with vesting dates of 3/1/09, 3/1/10, 3/1/11, 3/1/12, and 3/1/13.
(7)    DSUs with vesting dates of 3/1/10, 3/1/11, 3/1/12, 3/1/13, and 3/1/14.

PSUs in footnotes 8 - 10 cliff vest 100% after a three-year performance period.
(8)    PSUs with vesting date of 12/31/09.
(9)    PSUs with vesting date of 12/31/10.
(10)  PSUs with vesting date of 12/31/11.
(11)  DSUs include dividend equivalents through 12/31/09.
(12)  Based on closing price of our common stock on the New York Stock Exchange on December 31, 2009.
(13)  Unvested PSUs adjusted to maximum allowed under the agreements.

Retirement and Pension Benefits

Generally all full-time, salaried employees of our company, including the named executive officers that were hired prior to July 15, 2007 participate in our company’s funded pension plan after completing one year of service.  Retirement benefits become payable as early as the date on which participants both attain age 55 and complete one year of service.

The following table provides for each named executive the number of years of credited service and the present value of accumulated benefits as of December 31, 2009 under each plan in which the executive participates.  The narrative that follows this table provides a description of the material features of each plan.

Pension Benefits
Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit(1)	Payments During Last Fiscal Year
		(#)	($)	($)
Don James	Retirement Income Plan	17	725,084	0
	Supplemental Benefit Plan	17	11,248,450	0
	Supp. Executive Retirement Agreement	20 4/12	14,259,913	0
Dan Sansone	Retirement Income Plan	21 10/12	715,115	0
	Supplemental Benefit Plan	21 10/12	2,558,340	0
Ron McAbee	Retirement Income Plan	35 11/12	1,451,912	0
	Supplemental Benefit Plan	35 11/12	4,018,426	0
Danny Shepherd	Retirement Income Plan	26 8/12	882,447	0
	Supplemental Benefit Plan	26 8/12	1,744,564	0
Bob Wason	Retirement Income Plan	21 9/12	742,400	0
	Supplemental Benefit Plan	21 9/12	1,625,800	0

(1)
The present value of accumulated benefits are based on benefits payable at age 62, the earliest age under the plans at which benefits are not reduced, or current age if the participant is older than age 62. The following FASB ASC Topic 715 “Compensation- Retirement Benefits” (formerly SFAS No. 87), assumptions as of 12/31/2009 were used to determine the present values:

(i)	Discount rate of 5.20%;
(ii)	Mortality based on the RP-2000 Combined Healthy Mortality Table with improvement projected to 2013;
(iii)	Present values for lump sums are based on projected segmented interest rates and the prescribed 2009 IRS Mortality Table;
(iv)	Supplemental Executive Retirement Agreement and Supplemental Executive Retirement Plan benefits assumed to be paid as a 10 Year Term Certain Annuity; and
(v)	For the Retirement Income Plan, 40% of the 12/31/2000 benefit assumed to be paid as a lump sum, with the remainder of the accrued benefit assumed to be paid as a single life annuity.

➢	Retirement Income Plan

The Retirement Income Plan for Salaried Employees, or Retirement Plan, provides benefits under a funded noncontributory defined benefit plan and covers most salaried employees, including all executive officers, hired prior to July 15, 2007. Employees hired after July 15, 2007 are covered under a 401(k) Plan that includes company matching of employee contributions and an annual discretionary profit-sharing contribution to all eligible participants. In order to attract and retain high quality employees, we believe that it is necessary for our company to provide an attractive employee benefits package that includes a competitive retirement program.

The normal retirement date is defined in the Retirement Plan as the first day of the calendar month immediately following a participant’s 65th birthday; however, service continues to accrue under the Retirement Plan if the participant works beyond age 65 (subject to a maximum service cap of 40 years). The amount of benefit is based on earnings, service and the age at which a participant commences receiving a benefit. Eligible earnings under the Retirement Plan, or “Final Average Earnings,” is the average of a participant’s highest 36 consecutive months of earnings and includes base monthly salary and any awards under the EIP, as reflected in the “Salary” and “Non-equity Incentive Plan Compensation” columns of the Summary Compensation Table. Under Section 415 of the Internal Revenue Code, the maximum annual benefit allowable under the Plan for an employee retiring at age 65 in 2009 is $195,000, an amount which may change in subsequent years as determined by the Internal Revenue Service. In addition, Section 401 of the Internal Revenue Code limits the amount of a participant’s compensation that may be taken into account under the Plan to $245,000, an amount that is also subject to change by the Internal Revenue Service.

The Retirement Plan formula provides a monthly benefit equal to 0.9% of final average earnings per year of service accrued prior to age 45, plus 1.2% of final average earnings per year of service accrued after age 44, plus .5% of Final Average Earnings in excess of 50% of the Social Security Wage Base applied to all years of service.  A vested participant may commence receiving early retirement benefits under the Retirement Plan as early as age 55.  The amount of early retirement reduction depends on the age of a participant when active employment ceases.  If active employment ceases after age 55 and retirement income commences at age 62, or later, the monthly benefit is not reduced.  However, if the benefit commences prior to age 62, the monthly benefit is reduced at a rate of 7% per year for commencement between ages 55 and 62.  If active employment ceases prior to age 55, the monthly benefit is actuarially reduced for commencement between ages 55 and 65.

A participant must have either five years of vested service, as defined in the Retirement Plan, or be at least age 55 with one year of service, to be vested and eligible for a benefit.  The normal form of retirement benefit under the Retirement Plan for an unmarried participant is a single life annuity, which is a monthly payment for life.  The normal form of retirement benefit under the Retirement Plan for a married participant is a 75% joint and survivor annuity, which is a monthly payment for the life of the participant, and thereafter 75% of that amount to the surviving spouse payable for their lifetime.  The Retirement Plan also permits the participant to elect, with spousal consent, other annuity options and a lump sum payment for benefits accrued prior to 2001.  The optional forms of payment are subject to actuarial adjustment.

➢	Unfunded Supplemental Benefit Plan

The Unfunded Supplemental Benefit Plan for Salaried Employees, or the Supplemental Plan, enables our company to pay, to any person whose pension under the Retirement Plan has been reduced as a result of the limitations imposed by Sections 401 and 415 of the Internal Revenue Code, an amount equal to the difference between the amount the person would have received under the Retirement Plan had there been no limitations and the amount the person will receive under the Retirement Plan after giving effect to the limitations.

The Supplemental Plan is unfunded and amounts payable to the employees covered thereby are considered to be general obligations of our company; however, the Supplemental Plan contains provisions that allow for the funding of a rabbi trust to improve the security of the benefit, to some extent, upon the occurrence of a Change in Control (as defined in the Supplemental Plan).

The determination of the benefit amount and the payment options under the Supplemental Plan are the same as the Retirement Plan, except as follows.  Effective January 1, 2007, the Supplemental Plan was amended to allow existing participants to make an election to receive supplemental pension benefits in the form of installment payments over a period of 10 years, thereby accelerating payout somewhat and minimizing to some extent the risk of future non-payment.  The installment payments are actuarially equivalent to the various annuity options available under the Retirement Plan.  New participants in the Supplemental Benefit Plan on or after January 1, 2007 automatically will receive their supplemental pension benefits in the form of installment payments over a period of 10 years and have no other payment options.

➢	Supplemental Executive Retirement Agreement

Mr. James is entitled to benefits under a Supplemental Executive Retirement Agreement, or SERA, that provides for additional retirement benefits based on the formula in the Retirement Plan using his actual years of service multiplied by 1.2.  The maximum benefit service provided by the combination of the SERA and the Retirement Plan is 40 years.  Under the SERA, Mr. James was credited, as of December 31, 2009, with additional service years.  The SERA is an unfunded, noncontributory defined benefit plan.

The SERA was established in 2001 as an additional retention incentive for the Chief Executive Officer.  This program supplements the monthly retirement benefits Mr. James could receive under the Retirement Plan and the Supplemental Plan, as Mr. James was hired by our company later in his career and would not have otherwise been able to accrue the normal retirement benefit provided under those programs.

The following named executives are currently eligible for early retirement under the following plans.  Eligible under the Retirement Plan and the Supplemental Plan are Don James (age 61), Dan Sansone (age 57), Ron McAbee (age 62), Danny Shepherd (age 58) and Bob Wason (age 58).  Mr. James also is eligible for early retirement under the SERA.

Payments upon Termination or Change in Control

This section describes and estimates payments that could be made to the named executive officers under different termination and change-in-control events.  The estimated payments would be made under the terms of our company’s compensation and benefits programs or the change-in-control severance agreements with each of the named executive officers.  The amount of potential payments is calculated as if the different events occurred as of December 31, 2009 and assumes that the price of our company’s common stock is the closing market price as of December 31, 2009.

➢	Description of Termination and Change-in-Control Events

The following charts list different types of termination and change-in-control, or CIC, events that can affect the treatment of payments under our company’s compensation and benefit programs.  These events also affect payments to the named executive officers under their CIC agreements.  Except for Messrs. James, Sansone and Wason, no payments are made under the CIC agreements unless, within two years of the change in control, the named executive officer is involuntarily terminated or he voluntarily terminates for good reason (as described below).  The agreements with Messrs. James and Sansone provide for a 30-day window immediately following the first anniversary of the CIC during which they may elect to terminate their employment and receive the benefits provided under the CIC agreement.

➢	Termination Events

•	Retirement or Retirement Eligible – Termination of a named executive officer who is at least 55 years old and has at least one year of credited service.
•	Lay Off – Termination by our company of a named executive officer who is not retirement eligible.
•	Resignation – Voluntary termination by a named executive officer who is not retirement eligible.
•	Death or Disability – Termination of a named executive officer due to death or disability.
•	Involuntary Termination – Termination of a named executive officer for cause. Cause includes individual performance below minimum performance standards and misconduct.

The following chart describes the treatment of different pay and benefit elements in connection with the non-CIC termination events shown.

Program	Retirement/Retirement Eligible	Lay Off (Involuntary Termination Not For Cause)	Resignation	Death or Disability	Involuntary Termination (For Cause)
Pension: ■ Retirement Plan ■ Supplemental Plan ■ SERA	Participant may commence benefit payment	Participant is considered Terminated Vested	Participant is considered Terminated Vested	Spouse may commence survivor benefit on or after the date that the Participant would have attained age 55	Participant may commence benefit payment or will be Terminated Vested depending on age
Executive Deferred Compensation	Payment commences the year after retirement in the form elected	Payout made the year following the year of termination in a lump sum	Payout made the year following the year of termination in a lump sum	Payment commences the year after death or disability in the form elected	Payout made the year following the year of termination in a lump sum
EIP	Eligible to receive full payment	Eligible to receive full payment	Eligible to receive full payment	Eligible to receive full payment	No payment
Stock Options	Full term to exercise vested options; if 62 or older, non-vested options continue to vest; noncompetition agreement may be required for exercising vested options	Non-vested options forfeited; 30 days to exercise vested options	Non-vested options forfeited; 30 days to exercise vested options	Vesting accelerated. Under death, estate has one year to exercise. Under disability, have full remaining term to exercise.	Forfeit all, vested and non-vested
DSUs	If age 62 or older, vesting is accelerated; otherwise forfeit non-vested DSUs	Non-vested are forfeited	Non-vested are forfeited	Vesting is accelerated on a pro-rata basis	Non-vested are forfeited
PSUs	Vesting is accelerated	Non-vested are forfeited	Non-vested are forfeited	Vesting is accelerated	Forfeit all, vested and non-vested
Thrift Plan	May take payment or defer until age 70½	May take payment or defer until age 70½	May take payment or defer until age 70½	Account distributed by March 1 of the following year	May take payment or defer until age 70½
401(k) and Profit Sharing Retirement Plan (eff. 7/15/07)	May take payment or defer until age 70½	May take payment or defer until age 70½	May take payment or defer until age 70½	Account distributed by March 1 of the following year	May take payment or defer until age 70½
Supplemental Thrift Plan	May take payment or defer until age 70½	May take payment or defer until age 70½	May take payment or defer until age 70½	Account distributed by March 1 of the following year	May take payment or defer until age 70½
Severance Benefits	None	None	None	None	None
Health Benefits	May continue to age 65 if age + service equals at least 70	Coverage ceases; eligible for coverage extension under COBRA	Coverage ceases; eligible for coverage extension under COBRA	Under age 55, 3 months spousal extension, then COBRA; over age 55, same as retiree	Under age 55, same as resignation; over age 55, same as retiree

➢	CIC-Related Events

•	A CIC occurs under our company’s compensation plans upon:

(i)
acquisition by any person or group of more than 50% of the total fair market value or voting power of our common stock. A transfer or issuance of our stock is counted only if the stock remains outstanding after the transaction. An increase in stock ownership as a result of the company’s acquisition of its own stock in exchange for property is counted for purposes of the change in ownership standard;

(ii)	(a) acquisition by a person or group during a 12-month period of stock possessing 30% of the total voting power of our stock, or

(b)   replacement of a majority of our Board of Directors during any 12-month period by directors not endorsed by a majority of the members of our Board prior to the date of the appointment or election; or

(iii)
acquisition by a person or group during a 12-month period of our assets having a total gross fair market value of 40% of the total gross fair market value of our assets immediately prior to such acquisition. An exception exists for a transfer of our assets to a shareholder controlled entity, including transfer to a person owning 50% or more of the total value or voting power of our shares.

•
For purposes of our CIC agreements, a CIC is defined as: (a) the acquisition by any individual entity or group of 20% or more of the then outstanding or voting shares of our company; (b) a change in the majority membership of the Board of Directors; or (c) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of our company’s assets unless our company’s shareholders before such business combination or sale own more than 60% of the outstanding common stock following the business combination or sale.

•
Involuntary CIC Termination or Voluntary CIC Termination for Good Reason – Employment is terminated within two years of a CIC, other than for cause, or the employee voluntarily terminates for Good Reason.

“Good reason” for voluntary termination within two years of a CIC is generally satisfied when there is a reduction in salary, incentive compensation opportunity or benefits, relocation of over 35 miles or a diminution in duties and responsibilities.

The following table describes treatment of payments under pay and benefit programs upon a CIC, and upon a termination (voluntary or involuntary) upon a CIC.

Plan or Program	CIC	CIC with Termination
Pension: ▪ Retirement Plan ▪ Supplemental Plan ▪ SERA	No impact	Service ceases except to the extent that additional service is provided under the terms of the CIC agreements
Executive Deferred Compensation Plan	Accelerate all deferred amounts and pay lump sum within 10 business days	Accelerate all deferred amounts and pay lump sum within 10 business days
EIP
The amount paid will be equal to the greater of (A) the average bonus during the three preceding years, (B) the target bonus, or (C) the bonus determined under the Plan for the year in which the CIC occurs.

The amount paid will be equal to the greater of (A) the average bonus during the three preceding years, (B) the target bonus, or (C) the bonus determined under the Plan for the year in which the CIC occurs.

Stock Options	Immediately deemed fully vested and exercisable; remaining term to exercise	Immediately deemed fully vested and exercisable; remaining term to exercise
DSUs	All immediately deemed non-forfeitable; pay on 90th day following the CIC	All immediately deemed non-forfeitable; pay on 90th day following the CIC
PSUs	Vesting is accelerated; pay within 2½ months after end of the year in which the CIC occurs	Vesting is accelerated; pay within 2½ months after end of the year in which the CIC occurs
Thrift Plan	No impact	Service ceases except to the extent that additional service is provided under the terms of the CIC agreements. Participant entitled to distribution.
401(k) and Profit Sharing Retirement Plan (eff. 7/15/07)	No impact	Service ceases except to the extent that additional service is provided under the terms of the CIC Agreements. Participant is entitled to distribution.
Supplemental Thrift Plan	No impact	Participant entitled to distribution.
Severance Benefits	No impact	Payment is 3 times the named executive’s annual base salary, short-term bonus and LTI amount.
Health Benefits	No impact	3 year coverage extension

➢	Potential Payments

This section describes and estimates payments that would become payable to the named executive officers upon a termination or change-in-control as of December 31, 2009.

Pension Benefits

The monthly amounts that would have become payable to our named executive officers if the termination events occurred as of December 31, 2009 under the Retirement Plan, the Supplemental Plan, and the SERA are itemized in the chart set forth below.  The amounts shown in the chart are monthly benefit amounts whereas the pension values shown in the Summary Compensation and Pension Benefits Tables are present values of all the monthly values anticipated to be paid over the lifetimes of our named executive officers and their spouses.  These plans are described in the notes following the Pension Benefits Table.  All the named executive officers were retirement eligible on December 31, 2009.  The benefits were determined using the same assumptions used to compute benefit values in the Pension Benefit Table with three exceptions.  First, the benefit payments were assumed to commence as soon as possible instead of at normal retirement. Second, approximate early retirement reductions were applied.  Finally, the benefits were not adjusted to reflect optional forms of payment.  All benefits are the amounts that would be paid monthly over the named executive officer’s life, except for the value of CIC enhanced benefits which would be paid in a lump sum.

Name	Retirement (Monthly Payments) ($)		Resignation or Involuntary Retirement (monthly payments) ($)	Death (monthly payments to a spouse) ($)	CIC (Value of Enhanced Benefits)(1) ($)
Don James	Retirement Plan	5,178	Same as Retirement	3,366	0
	Supplemental Plan	91,751	Same as Retirement	59,638	0
	SERA	116,315	Same as Retirement	75,605	8,168,499
	Defined Contribution	0	None	0	150,000
Dan Sansone	Retirement Plan	6,182	Same as Retirement	4,018	0
	Supplemental Plan	25,025	Same as Retirement	16,266	1,718,950
	Defined Contribution	0	None	0	60,000
Ron McAbee	Retirement Plan	10,014	Same as Retirement	6,509	0
	Supplemental Plan	31,555	Same as Retirement	20,510	548,064
	Defined Contribution	0	None	0	48,000
Danny Shepherd	Retirement Plan	7,329	Same as Retirement	4,764	0
	Supplemental Plan	16,290	Same as Retirement	10,558	1,223,999
	Defined Contribution	0	None	0	48,000
Bob Wason	Retirement Plan	6,210	Same as Retirement	4,036	0
	Supplemental Plan	15,245	Same as Retirement	9,909	1,190,928
	Defined Contribution	0	None	0	45,300

(1) Value of retirement and defined contribution enhancements is payable in lump sum in the event of a CIC.
In accordance with CIC agreements, lump-sum values for Supplemental Plan and SERA pension benefits are based upon credit for three years of service for each named executive, except for Mr. James, who would receive credit for 6.6 years of service.  The defined contribution amounts represent three years of company matching contributions for each executive.

Long-Term Incentives

Deferred Stock Units (DSUs)

The chart below shows the number of DSUs for which vesting would be accelerated under certain events.

	Retirement		CIC (With or Without Termination)
Name	Number of Deferred Stock Units with Accelerated Vesting (#)	Total Number of Deferred Stock Units Following Accelerated Vesting (#)	Number of Deferred Stock Units with Accelerated Vesting (#)	Total Number of Deferred Stock Units Following Accelerated Vesting (#)
Don James	0	0	75,157	75,157
Dan Sansone	0	0	7,794	7,794
Ron McAbee	6,878	6,878	6,878	6,878
Danny Shepherd	0	0	7,341	7,341
Bob Wason	0	0	6,878	6,878

Performance Share Units (PSUs)

The chart below shows the number of PSUs for which vesting would be accelerated under certain events. Unvested PSUs were adjusted to the maximum allowed under the agreements because the performance was unknown at December 31, 2009.

	Retirement		CIC (With or Without Termination)
Name	Number of Performance Share Units with Accelerated Vesting (#)	Total Number of Performance Share Units Following Accelerated Vesting (#)	Number of Performance Share Units with Accelerated Vesting (#)	Total Number of Performance Share Units Following Accelerated Vesting (#)
Don James	45,927	57,477	98,780	110,330
Dan Sansone	9,480	11,744	20,440	22,704
Ron McAbee	18,920	20,937	18,920	20,937
Danny Shepherd	8,773	10,790	18,920	20,937
Bob Wason	5,106	6,238	11,340	12,472

Stock Options

Stock options would be treated as described in the termination and CIC charts above.  The chart below shows the number of stock options for which vesting would be accelerated under certain events.

	Retirement		CIC (With or Without Termination)
Name	Number of Options with Accelerated Vesting (#)	Total Number of Options Following Accelerated Vesting (#)	Number of Options with Accelerated Vesting (#)	Total Number of Options Following Accelerated Vesting (#)
Don James	148,879	1,356,846	322,473	1,530,440
Dan Sansone	30,413	192,303	66,150	228,040
Ron McAbee	61,003	191,360	61,003	191,360
Danny Shepherd	27,892	93,949	61,003	127,060
Bob Wason	17,119	113,293	38,596	134,770

Executive Deferred Compensation Plan

The aggregate balances reported in the Nonqualified Deferred Compensation Table would be payable to the named executive officers as described in the termination events and CIC-Related Events chart above.  There is no enhancement or acceleration of payments under these plans associated with termination or CIC events, other than the lump sum payment opportunity described in the above charts.  The lump sums that would be payable are those that are reported in the Nonqualified Deferred Compensation Table.

Health Benefits

Because Messrs. James, Sansone, McAbee, Shepherd and Wason are eligible for early retirement and health care benefits are provided to early retirees, there is no incremental payment associated with the termination or CIC events.

Severance Benefits

Our company has entered into individual CIC agreements with each of our named executive officers.  In addition to the treatment of the benefits described above, our named executive officers are entitled to a severance benefit, if within two years of a CIC they are involuntarily terminated, without cause or they voluntarily terminate for Good Reason.  Further, Messrs. James, Sansone and Wason may elect to voluntarily terminate their employment during the 30 days following the first anniversary of a CIC, and receive severance benefits.  In any case, benefits are not paid unless the named executive officer releases us from any claims he may have against us.

The CIC severance payment is three times the named executive officer’s base annual salary, short-term bonus, and LTI amount, as each is defined in the CIC agreements, and includes the continuation of health, medical and other fringe benefits for a period of two years following termination.  If any portion of the severance payment is an “excess parachute payment,” as defined under Internal Revenue Code Section 280G, we will pay on behalf of the named executive officer an additional amount to make the named executive officer whole for golden parachute tax liability – a “280G tax gross-up.”

The table below reflects an estimate of the severance payments that would be made to our named executive officers if they were terminated as of December 31, 2009 in connection with a CIC.

Name	Severance Amount ($)
Don James	18,601,250
Dan Sansone	4,725,000
Ron McAbee	4,132,000
Danny Shepherd	3,700,000
Bob Wason	3,147,750

The table below reflects an estimate of the value of 280G tax gross-up amounts due and payable to the Internal Revenue Service in connection with a CIC that results in severance payments.

Name	280G Tax Gross-Up ($) (1)
Don James	0	(2)
Dan Sansone	2,963,125
Ron McAbee	2,022,389
Danny Shepherd	2,602,783
Bob Wason	1,940,337

(1)      Based on payment of equity components of compensation valued at $52.67 per share, the reported fair market value of our company’s common stock as of December 31, 2009.
(2)      No 280G tax gross-up is triggered as the estimated severance amount is not in excess of the IRS cap.

DIRECTOR COMPENSATION

We use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on our Board of Directors.  In setting director compensation, our company considers the significant amount of time that directors expend on fulfilling their duties to our company, as well as the limited pool of, and competition among public companies for, well-qualified Board members.  Additional amounts are paid to committee chairs in recognition of the substantial responsibilities of the chair.  Directors are subject to a minimum share ownership requirement.  Within five years of becoming a director, each director is required to own at least 5,000 shares of our company’s common stock.  Shares or units held by a director under a deferred compensation plan are included in calculating the director’s ownership.

Cash Compensation Paid to Board Members.  Members of the Board who are not employees of our company are paid a retainer of $45,000 per year, plus the following fees:

•	$ 5,000 Board meeting fee for in-person attendance;
•	$ 3,000 Committee meeting fee for in-person attendance;
•	$ 1,500 Board and committee fees for telephonic meetings or actions by written consent;
•	$ 20,000 Audit Committee chair retainer fee;
•	$ 10,000 Compensation Committee chair retainer fee;
•	$ 5,000 Retainer fee for all other committee chairs; and
•	$ 1,500 Presiding Director fee per quarter.

Deferred Compensation Plan.  We maintain a Deferred Compensation Plan for directors who are not employees of our company (Directors’ Deferred Compensation Plan), under which such directors are permitted to defer the cash compensation to which they are entitled for specified periods or until they cease to be directors.  The deferred amounts, at the election of the director, are either: (i) credited with interest at prescribed rates; or (ii) converted into a number of DSUs equivalent to the number of shares of our company’s common stock (based on the market price at the time of deferral) that could be purchased with the amount deferred.  Whenever a dividend is paid on our common stock, the DSU accounts are credited with an additional number of stock units corresponding to the amount of the dividend.  At the end of the deferral period, the DSUs are settled in shares of our company’s common stock, and interest-based deferrals are settled in cash.  The Directors’ Deferred Compensation Plan also provides for a lump-sum settlement of a director’s deferred compensation account in stock or cash, as applicable, if following a Change of Control (as defined in the Directors’ Deferred Compensation Plan): (i) the participating director ceases to be a member of the Board; (ii) the Directors’ Deferred Compensation Plan is terminated; or (iii) our company’s capital structure is changed materially.  The Directors’ Deferred Compensation Plan was approved by our company’s shareholders in 1993.

Deferred Stock Units.  Equity-based grants are awarded to our non-management directors on an annual basis.  These grants represent a significant portion of their compensation package.  We believe that equity grants promote a greater alignment of interests between our directors and our shareholders through increasing their ownership of our common stock.  Further, we believe that equity grants support our ability to attract and retain qualified individuals to serve as directors of our company by affording them an opportunity to share in our future success.

In May 2009, 1,930 DSUs were granted to each non-management director pursuant to the Omnibus Plan, which was approved by our shareholders in 2006.  These units vest on the third anniversary of the grant; however, payment may be deferred beyond that date.  The DSUs are an unfunded, unsecured obligation of our company, and no shares have been set aside for these grants.  The non-management directors have no right to receive the DSUs until the restrictions imposed either lapse or are waived.  Generally, the restrictions expire at the earliest of vesting or when the non-management director reaches age 74 (or the then-current mandatory retirement age for directors), or the non-management director ceases to be a director because of death, disability or a CIC.  However, the Compensation Committee, subject to Board approval, may waive restrictions in the event the non-management director fails to remain a director for any reason other than retirement at the mandatory age, death or disability.  During the period the shares are restricted, the non-management directors have no right to vote the shares.  Dividend equivalents are credited as additional DSUs quarterly when dividends are paid on our stock.  The DSUs are settled in shares of our common stock when the restrictions expire.

In prior years, grants to our directors were made under the Restricted Stock Plan for Nonemployee Directors or the Deferred Stock Plan for Nonemployee Directors.  No further grants will be made under either of these plans.

Director Summary Compensation Table

The table below summarizes the compensation paid by our company to non-employee directors for the fiscal year ended December 31, 2009.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(3) ($)	Total ($)
Philip J. Carroll	110,000	91,965	0	0	0	8,619	210,584
Phillip W. Farmer	121,500	91,965	0	0	0	8,283	221,748
H. Allen Franklin	108,000	91,965	0	0	0	13,900	213,865
Ann McLaughlin Korologos	94,000	91,965	0	0	0	5,544	191,509
Douglas J. McGregor	106,500	91,965	0	0	0	21,498	219,963
James V. Napier	103,000	91,965	0	0	0	10,791	205,756
Richard T. O’Brien	94,000	91,965	0	0	0	1,920	187,885
James T. Prokopanko(4)	5,000	-0-	0	0	0	-0-	5,000
Donald B. Rice	105,000	91,965	0	0	0	21,498	218,463
Vincent J. Trosino	90,500	91,965	0	0	0	10,464	192,929
Kathleen Wilson-Thompson(4)	5,000	-0-	0	0	0	-0-	5,000

(1)
Donald M. James, Chief Executive Officer and Chairman of the Board, is not included in this table as he is an employee of our company and receives no additional compensation for his service as a director.  Mr. James’ compensation is shown in the Summary Compensation Table.

(2)
This column represents the accounting expense for the awards granted in 2009; therefore, the values shown here are not representative of the amounts that may eventually be realized by a director. Pursuant to the rules of the SEC, we have provided a grant date fair value for stock awards in accordance with the provisions of FASB ASC Topic 718. For DSUs, the fair value is estimated on the date of grant based on the closing market price of our stock on the grant date. At December 31, 2009, the aggregate number of restricted stock units and DSUs accumulated on account for all years of service, including dividend equivalent units were:

Name	Units
Philip J. Carroll	5,951
Phillip W. Farmer	6,387
H. Allen Franklin	10,261
Ann McLaughlin Korologos	4,323
Douglas J. McGregor	15,500
James V. Napier	7,375
Richard T. O’Brien	1,971
James T. Prokopanko	0
Donald B. Rice	15,500
Vincent J. Trosino	7,891
Kathleen Wilson-Thompson	0

(3)
None of our directors received perquisites or other personal benefits in excess of $10,000. The amounts set forth in this column represent the accounting expense for the dividend equivalents earned in 2009 by our directors for outstanding equity awards which earn dividend equivalents.

(4)	Mr. Prokopanko and Ms. Wilson-Thompson were elected as directors in December 2009.

GENERAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Securities Exchange Act of 1934, as amended, each of our directors and executive officers, and any beneficial owner of more than 10% of our common stock, is required to file with the SEC initial reports of beneficial ownership of our common stock and reports of changes in beneficial ownership of our common stock.  Such persons also are required by SEC regulations to furnish us with copies of all such reports.  Based solely on our review of the copies of such reports furnished to us for the year ended December 31, 2009, and on the written representations made by our directors and executive officers that no other reports were required, we believe that during the year ended December 31, 2009 all reports were filed in a timely manner, except for one late filing made by Ann McLaughlin Korologos.

Shareholder Proposals For 2011

To be eligible for consideration for inclusion in our proxy statement and form of proxy for our 2011 annual meeting, a shareholder’s proposal must be received by us at our principal office no later than December 3, 2010.  Proposals should be addressed to Jerry F. Perkins Jr., Secretary, P. O. Box 385014, Birmingham, Alabama 35238-5014.  Proposals received after that date will be considered untimely and will not be eligible for inclusion in the 2011 proxy statement.  If a shareholder desires to bring a matter before our annual meeting and the matter is submitted outside the process of Securities Exchange Act Rule 14a-8, including with respect to nominations for election as directors, the shareholder must follow the procedures set forth in our by-laws. Our by-laws provide generally that shareholder proposals and director nominations to be considered at an annual meeting may be made by a shareholder only if (1) the shareholder is a shareholder of record and is entitled to vote at the meeting, and (2) the shareholder gives timely written notice of the matter to our corporate secretary. To be timely, a shareholder’s notice must be received at our principal executive offices not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by our company.  The notice must set forth the information required by the provisions of our by-laws dealing with shareholder proposals and nominations of directors.

VULCAN MATERIALS COMPANY

JERRY F. PERKINS, JR.
Secretary

1200 Urban Center Drive
Birmingham, Alabama 35242
April 2, 2010

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

VULCAN MATERIALS COMPANY	INTERNET http://www.proxyvoting.com/vmc Use the Internet to vote your proxy. Have your proxy card in hand when you Access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

WO#	Fulfillment#
70188	71670
  FOLD AND DETACH HERE

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTIONS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF ALL DIRECTORS, “FOR” ITEM 2 AND “AGAINST” ITEM 3.	Please mark your votes as indicated in this example	☒

The Board of Directors recommends you to vote “Against” the shareholder proposal in item 3.
1.	ELECTION OF DIRECTORS Nominees:	FOR ALL ☐	WITHHOLD FOR ALL ☐	*EXCEPTIONS ☐		FOR	AGAINST	ABSTAIN
01 Douglas J. McGregor 02 Vincent J. Trosino 03 Philip J. Carroll, Jr. 04 James V. Napier					2. Vote to ratify Deloitte & Touche, LLP as our independent public accounting firm for 2010 3. Vote on the Shareholder Proposal	☐ ☐	☐ ☐	☐ ☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)
*Exceptions _________________________

Signature	Signature	Date
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

You can now access your Vulcan Materials Company account online.

Access your Vulcan Materials Company account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Vulcan Materials Company, now makes it easy and convenient to get current information on your shareholder account.

• View account status • View payment history for dividends • View certificate history • Make address changes • View book-entry information • Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/isd For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

TOLL FREE NUMBER: 1-800-370-1163

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2009 Annual Report to Shareholders are available at: http://www.proxyvoting.com/vmc

FOLD AND DETACH HERE

PROXY VULCAN MATERIALS COMPANY Annual Meeting of Shareholders – May 14, 2010 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Phillip W. Farmer, H. Allen Franklin and Donald B. Rice, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Vulcan Materials Company Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the company to be held Friday, May 14, 2010 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

	WO# 70188	Filfillment 71670